Exhibit 2.7

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MEMBERSHIP INTEREST PURCHASE

AGREEMENT

by and between

WDB HOLDINGS MI, INC.

(the “Buyer”),

and

3 STATE PARK, LLC,

AEY HOLDINGS, LLC,

AEY CAPITAL, LLC,

AEY THRIVE, LLC,

(collectively, the “Companies”),

and

[***]

(“Seller”),

August 31, 2021

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 72, 2021 (the “Effective Date”), by and among WDB Holdings MI, Inc., a Delaware corporation (“Buyer”), 3 State Park, LLC, a Michigan limited liability company (“3 State Park”), AEY Thrive, LLC, a Michigan limited liability company (“AEY Thrive”), AEY Holdings, LLC, a Michigan limited liability company (“AEY Holdings”), AEY Capital, LLC, a Michigan limited liability company (“AEY Capital,” together with, 3 State Park, AEY Thrive and AEY Holdings, the “Companies” and each, individually, a “Company”), [***], an individual resident of the State of Michigan (the “Seller”), and for the limited purpose of Sections 2.3(c)(vii) and 11.6, Gage Growth Corp., a Canadian corporation (“Gage”). Buyer, and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in ARTICLE 1.

RECITALS

Company Group is engaged in the business of operating medical and/or adult-use marijuana businesses, including but not limited to cultivating, processing, and/or operating provisioning centers or retailers in the state of Michigan (the “Business”).

Seller is the record owner of all of the issued and outstanding membership interests of each of the Companies (the “Purchased Securities”).

The Parties mutually desire that Buyer will purchase the Purchased Securities from Seller (together with all ancillary transactions contemplated by this Agreement, the “Transactions”), all on the terms and subject to the conditions set forth in this Agreement.

The Transactions set forth in this Agreement form a critical part of the transaction contemplated between TerrAscend Corp. and Gage, whereby TerrAscend Corp. proposes to acquire all of the issued and outstanding equity interests of Gage, an entity that has certain management, consulting and service agreements with the Companies, pursuant to an arrangement agreement dated August 31, 2021 between TerrAscend Corp. and Gage (the “Arrangement Agreement”).

The Parties desire to make certain representations, warranties, covenants and agreements to one another in connection with the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1        Definitions of Certain Terms. As used herein, the following terms have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with the specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of the other Person whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Interest Assignments and each other certificate, agreement or instrument to be delivered by a Party at the applicable Closing pursuant to Section 2.3(c).

“Applicable Closing Date” means, with respect to a Company, the Closing Date that is applicable to the purchase and sale of the Purchased Securities for such Company pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the state of Michigan are required or authorized to close.

“Cannabis License” means any temporary, provisional or permanent permit, license or authorization from or registration with any Governmental Authority that regulates the cultivation, manufacture, processing, marketing, sale or distribution of cannabis products, whether for medical or recreational use, including but not limited to the MRA Permits and the Local Permits.

“Claim” means any existing or threatened claim, demand, charge, complaint or cause of action of any kind or character under any theory (including contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice), whether civil, criminal, investigative or administrative, whether made by a Governmental Authority or any other Person and whether or not asserted in any Proceeding.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract to which any Company Group entity is a party or by which any Company Group entity is bound or to which any assets or properties of any Company Group entity are subject.

“Company Data” means Personally Identifiable Information, Customer Data and any other content, data, and information used, accessed, collected, processed, transmitted or maintained by or on behalf of Company.

“Company Group” means the Companies and the Subsidiaries.

“Contract” means any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking, and any amendment, exhibit, schedule or appendix thereof to which any Party or any of its subsidiaries or any Company Group entity is a party or by which it or any of its Affiliates is bound or affected or to which any of their respective properties or assets is subject.

“Customer Data” means all data, meta data, information or other content transmitted to Company by users or customers of Company’s services or otherwise collected in the course of the Business.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and all other health, welfare, supplemental unemployment benefit, change of control, bonus, profit sharing, option, insurance, compensation, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, vacation, severance or termination pay, retirement or retirement savings plans, or other employee benefit plans, policies, trusts, funds, agreements, or arrangements for the benefit of employees, former employees, directors or former directors of a Party or any of its subsidiaries or any Company Group entity, which are maintained by or binding upon such Party or any of its Subsidiaries or any Company Group entity or in respect of which such Party or any of its Subsidiaries or any Company Group entity has an actual or contingent liability excluding all obligations for severance and termination pursuant to a statute.

“Encumbrance” means any encumbrance, security agreement, security interest, mortgage, deed of trust, lien, pledge or charge of any kind.

“Environmental Law” means any applicable federal, state, local or foreign Law or other legal requirement relating to human or worker health and safety, pollution or the protection of the environment or natural resources, as the foregoing are or were enacted and in effect at any time on or prior to the Final Closing.

“Equity Interest” means (a) any capital stock, limited liability company interest, partnership interest or other equity interest in any corporation, partnership, limited liability company, joint venture or other legal entity, (b) any security or evidence of indebtedness convertible into or exchangeable for any capital stock, limited liability company interest, partnership interest or other equity interest in any corporation, partnership, limited liability company, joint venture or other legal entity or (c) any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would (as of any relevant time) be treated as a single employer under Section 414 of the U.S. Tax Code.

“Federal Cannabis Laws” means any United States federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Date” means the date on which the Final Closing occurs.

“Fraud” (a) a false representation of a fact by a Party to this Agreement contained in this Agreement, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing another Person to act, or refrain from acting, to such other Person’s detriment, and (d) upon which such other Person acted or did not act in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude any other claim of fraud that does not include the elements set forth in this definition, including constructive fraud, negligent misrepresentation or any similar theory.

“Fundamental Representation” means the representations and warranties set forth in (a) Section 3.1 (Enforceability), Section 3.4 (Title to Purchased Securities), Section 4.1(a) (Legal Existence), and Section 4.1(b) (Capitalization).

“Funded Indebtedness” means, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or similar breakage costs payable as a result of the consummation of the Transactions) of Company Group with respect to (a) indebtedness for borrowed money or (b) indebtedness evidenced by any note, bond, debenture or other debt security. Notwithstanding anything to the contrary in the foregoing, “Funded Indebtedness” shall not include: (i) trade payables and accrued expenses arising in the Ordinary Course of Business, (ii) deferred revenue, (iii) any undrawn letters of credit and (iv) any payment or performance bonds.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means (a) the certificate of formation, certificate of incorporation or articles of incorporation (or equivalent instrument) and bylaws of a corporation, (b) the certificate of formation and operating agreement (or equivalent instrument) of a limited liability company, (c) the certificate of limited partnership and limited partnership agreement of a limited partnership and (d) such other legal document(s) by which any other legal entity establishes its legal existence or that govern its internal affairs.

“Governmental Authority” means (a) the government of any sovereign state, nation or country or of any political subdivision thereof (including any state, commonwealth, province, territory, county, township, parish or city) and any department, agency, bureau, commission, division, office, service, regulatory body or other instrumentality of such government, (b) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority to the extent that the rules, regulations or orders of such organization or authority have the force of law or (c) any court or other tribunal having competent jurisdiction.

“Hazardous Material” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, mold or fungi that may pose a danger to human health, and infectious materials but excluding butane, isopropyl alcohol, propane, pentane, isobutene, acetone and ethanol.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property.

“Interim Period” means the period beginning on the Effective Date and ending on the earlier to occur of the Final Closing or the termination of this Agreement in accordance with ARTICLE 8.

“IRS” means the Internal Revenue Service.

“Key Contracts” means contracts set forth in Section 2.3(c)(viii) of the Disclosure Schedule.

“Know-How” means all factual knowledge and information that gives a Person the ability to develop, produce, manufacture or market something that it otherwise would not have known how to develop, produce, manufacture or market with the same accuracy or precision.

“Knowledge of Seller” means the actual or constructive knowledge of [***] or any manager or officer of any Company Group entity, after due inquiry.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, notice, judgment, Order, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority, as amended.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Local Permits” means the municipal Permits, including those listed in Section 4.2 of the Disclosure Schedule under the caption of “Local Permits”.

“Lockup Agreements” means each of the Membership Interest Transfer Restriction and Succession Agreements entered into between Spartan Partners Holdings, LLC and any Company Group entity.

“Losses” means any and all damages, payments, costs, fees, expenses, royalties, Liabilities, fines, penalties or other losses incurred or suffered by a party with respect to or relating to an event, circumstance or state of facts; provided, however, that “Losses” shall not include (i) special or punitive damages, exemplary damages, multiples damages or other penalty damages and (ii) any amount to the extent a Party actually receives the same under any applicable insurance policy. “Losses” shall specifically include court costs, reasonable fees and expenses of legal counsel and amounts paid pursuant to Orders, in each case arising out of any Proceeding.

“Material Adverse Change” means any change, development, circumstance, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; provided, however, that changes, developments, circumstances, events or occurrences resulting from any of the following shall not be taken into account in determining whether a “Material Adverse Change” has occurred: (a) conditions affecting generally the economy of the United States, including the financial, credit or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (b) conditions affecting generally the industry in which the Business is conducted in the United States, (c) changes or prospective changes in GAAP or Laws, or the interpretation thereof, (d) acts of war, acts of terrorism, riot or civil disorder, (e) epidemic, pandemic or disease outbreak (including the COVID-19 virus), (f) any failure by any Company Group entity to meet any internal or published projections, forecasts or revenue or earnings predictions for any period or (g) any change, development, circumstance, event or occurrence identified in the Disclosure Schedule or about which Buyer had knowledge at any time prior to its execution of this Agreement, except that changes, developments, circumstances, events or occurrences described in clause (a), clause (b) and clause (c) shall be taken into account in determining whether a “Material Adverse Change” has occurred solely to the extent that such changes, developments, circumstances, events or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on Company Group or the Business relative to other businesses operating in the industry in which the Business is conducted in the United States.

“Material Adverse Effect” means a materially adverse effect on (a) the financial condition, business or results of operations of Company Group or (b) the ability of Seller to perform his obligations under this Agreement or to consummate the Transactions.

“MRA Permits” means those Permits issues and administered by the Marijuana Regulatory Agency of the State of Michigan including those listed in Section 4.2 of the Disclosure Schedule under the caption of “MRA Permits”.

“Non-Recourse Person” means, with respect to any Party, any of such Party’s former, current and future direct or indirect equityholders, controlling Persons, members, managers, general or limited partners, Affiliates, directors, officers, employees, incorporators, Representatives or assignees (or any former, current or future direct or indirect equityholder, controlling Person, member, manager, general or limited partner, Affiliate, director, officer, employee, incorporator, Representative or assignee of any of the foregoing).

“Order” means (a) any order, subpoena, judgment, award, decree, edict, decision, opinion, ruling, verdict, sentence, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority having competent jurisdiction to render such, (b) any arbitration award entered by an arbitrator having competent jurisdiction to render such, and (c) any settlement agreement or similar Contract entered into in connection with the settlement, dismissal or other resolution of any Proceeding.

“Ordinary Course of Business” means the ordinary course of business of Company Group, consistent with its past custom and practice.

“Permit” means any permit, license, certificate, authorization, approval, consent, permission, accreditation, qualification, registration, filing, exemption, waiver, variance, clearance, franchise, concession or other right required, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrance” means (a) Encumbrances for Taxes and other governmental charges that are not yet delinquent or remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted, so long as (x) such proceeding shall not involve any risk greater than a de minimis risk of the sale, forfeiture or loss of any part of any Leased Real Property and (y) the payment thereof is fully covered by adequate reserves in accordance with GAAP, bonds or other security; (b) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased Real Property, or the activities conducted thereon, that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property; (c) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record as of the date hereof set forth in any state, local or municipal recording office; (d) with respect to the Leased Real Property, the interest or title of the owner/lessor or sublessor thereof, as owner, lessor or sublessor, as set forth in each Real Property Lease; (e) any interest or title of any Company as a lessee or sublessee, as lessee or sublessee, under any Real Property Lease; (f) workers’, carriers’ and mechanics’ or other similar Encumbrances incurred in the Ordinary Course of Business that are not yet delinquent or remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted; (g) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers to the extent the same do not conflict with or materially interfere with the operation of the Business; (i) restrictions on the transfer of the Purchased Securities pursuant to the Governing Documents of Company Group or imposed by foreign, federal and state securities laws; and (h) Encumbrances that do not materially interfere with the present use of the properties they affect, each as specifically set forth in Section 3.4 of the Disclosure Schedules.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, Governmental Authority or other legal entity.

“Personally Identifiable Information” means any information that alone or in combination with other information held by or on behalf of Company can be used to specifically identify a Person or an individual computer, device or application including but not limited to a natural person’s name, street address, telephone number, e-mail address, computer IP address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as personally identifiable information under any applicable Law.

“Pre- Closing Tax Period” means a Tax year or other Tax period ending before an Applicable Closing Date and the portion of any Straddle Period through the day prior to the Applicable Closing Date.

“Proceeding” means any action, suit, litigation, hearing, arbitration, prosecution, contest, inquiry, inquest, audit, examination, investigation or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding) by or before any Governmental Authority or any arbitrator or arbitration panel.

“Related Party” means, with respect to a specified Person, (a) any Affiliate of the specified Person, (b) any holder, directly or indirectly, of at least five percent (5%) of the issued and outstanding Equity Interests of the specified Person, (c) any director, manager or officer of the specified Person or any other Person described in clause (a) or clause (b) and (d) any family member of a natural person described in clause (a), clause (b) or clause (c) (where “family member” means such person’s spouse, lineal ancestors and descendants (whether natural or adopted), siblings and any trust solely for the benefit of one or more of such person and such person’s spouse, lineal ancestors and descendants and siblings).

“Representatives” means, in respect of any Person, the directors, managers, officers, employees, agents, attorneys, accountants, advisors and other representatives of such Person.

“Seller Transaction Payments” means all payments required to be made by Seller or Company Group to any director, manager, officer, employee, consultant, agent or representative of Company Group as a result of the execution of this Agreement or the consummation of the Transactions, including all change of control, retention or transaction bonuses and all severance, termination or other payments required to be made under the terms of any Company Contract, in each case other than any such payments that are required to be made by Company Group after the Final Closing Date.

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.

“Straddle Period” means any Tax year or other Tax period that includes (but does not end on) the day prior to the Applicable Closing Date.

“Subsidiaries” means Pure Releaf SP Drive, LLC, a Michigan limited liability company, Thrive Enterprises, LLC, a Michigan limited liability company (“Thrive Enterprises”), RKD Ventures, LLC, a Michigan limited liability company, and any other wholly-owned Affiliate of any Company.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits or sales, and use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority, including the IRS.

“Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transfer Taxes” means any transfer, sales, use, documentary, stamp or other similar Taxes that arise as a result of the consummation of the Transactions.

“Treasury Regulations” means the income Tax regulations promulgated under the Code, as those regulations may be amended from time to time.

1.2         Index of Other Defined Terms. The following terms are defined in the specified section or other portion of this Agreement:

Term	Section Reference
3 State Park	Preamble
AEY Capital	Preamble
AEY Holdings	Preamble
AEY Thrive	Preamble
Agreement	Preamble
Arrangement Agreement	Preamble
Assign / Assignment	12.3
Purchase Price	2.2(a)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	9.1(a)
Claim Certificate	9.5(a)
Claim Deadline	9.3(d)
Closing	2.3(a)
Closing Date	2.3(a)
Closing Statement	2.2(b)
Company / Companies	Preamble
Competing Offer	6.5
Confidential Information	6.6(a)
Covenant Term	6.7(a)(i)
Current Financial Statements	4.4(a)(ii)
Designated Courts	11.2
Directly or Indirectly	6.7(a)(ii)
Disclosure Schedule	ARTICLE 4

Effective Date	Preamble
Enforceability Limitations	3.1
Final Closing	2.3(a)
Financial Statements	4.4(a)
First Closing	2.3(a)
Flow of Funds Memorandum	2.2(b)
Inbound Licenses	4.7(b)(i)
Indemnified Party	9.3(d)
Indemnifying Party	9.3(d)
Indemnity Payment Obligation	9.5(e)
Interest Assignment	2.3(c)(iii)
Latest Balance Sheet	4.4(a)(ii)
Latest Balance Sheet Date	4.4(a)(ii)
Leased Real Property	4.6(a)
Major Customer	4.9(a)
Major Supplier	4.9(b)
Material Contract	4.8(a)
Material Insurance Policy	4.17
Material Owned Intellectual Property	4.7(a)
Material Permit	4.13(b)
Notice of Objection	9.5(b)
Party / Parties	Preamble
Purchased Securities	Recitals
Purchase Price	2.2(a)
Real Property Lease	4.6(a)
Registered Intellectual Property	4.7(a)(i)
Relationship Party	6.7(a)(iii)
Restricted Business	6.7(a)(iv)
Restricted Individual	6.7(a)(v)
Restricted Territory	6.7(a)(vi)
Securities Act	5.5
Seller	Preamble
Seller Indemnified Parties	9.1(b)
Service Provider	6.7(a)(vii)
Tax Allocation	10.1
Third-Party Claim	9.4(a)
Transactions	Recitals

ARTICLE 2

BUSINESS TERMS OF THE TRANSACTIONS

2.1        Purchase and Sale of the Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at each Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, assume, accept, acquire and receive from Seller, (i) the Purchased Securities applicable to such Closing and (ii) any necessary amendments to Key Contracts, both free and clear of all Encumbrances (other than Permitted Encumbrances).

2.2	Purchase Price.

(a)            Calculation of the Purchase Price. The aggregate purchase price to be paid by Buyer as consideration for all of the Purchased Securities shall equal FIFTY THOUSAND DOLLARS ($50,000.00 US) (the “Purchase Price”).

(b)           Closing Statement. Schedule I contains Seller’s closing statement (the “Closing Statement”) setting forth the recipient and amount of each disbursement to be made by Buyer pursuant to Section 2.2(c) and the wire transfer instructions for each such disbursement (the “Flow of Funds Memorandum”).

(c)            Disbursement of Purchase Price. At each Closing, Buyer shall disburse an amount equal to the amount of the Purchase Price allocated to the Purchased Securities transferred in connection with such Closing as provided in this Section 2.2(c) and Section 2.2(d) by wire transfer of immediately available funds to the account(s) designated for each such disbursement in the Flow of Funds Memorandum.

(d)           Allocation of Purchase Price. The aggregate Purchase Price will be allocated as follows:

(i)            At the First Closing, Buyer shall disburse THIRTY THOUSAND DOLLARS ($30,000.00 US) to Seller as provided in Section 2.2(c).

(ii)           At the Final Closing, Buyer shall disburse TWENTY THOUSAND DOLLARS( $20,000.00 US) to Seller as provided in Section 2.2(c).

(iii)        At any Closing between the First Closing and the Final Closing, no additional payment shall be due from Buyer to Seller and the Parties agree and acknowledge that the funds provided in connection with the First Closing and the other mutual representations, warranties, covenants and agreements herein, and other consideration, are sufficient for each subsequent Closing, until such time as the full balance of the Purchase Price is paid by Buyer at the Final Closing.

2.3	The Closings.

(a)            Date and Manner of Closing. The closings of the Transactions (each, a “Closing,” the first of such Closings, the “First Closing” and the last of such Closings, the “Final Closing”) may occur on a rolling Company-by-Company basis. Each Closing of the purchase and sale of the Purchased Securities with respect to a Company shall take place promptly following the satisfaction or waiver of the closing conditions set forth in ARTICLE 7 herein with respect to such Company. There shall not be any Closings prior to the First Closing.

(b)           Each Closing shall be effected by the exchange of executed transaction documents by facsimile, photo or other electronic means. The date on which a Closing occurs is referred to herein as a “Closing Date.”

(c)            Closing Deliveries by Seller. On the Applicable Closing Date, Seller shall deliver, or cause to be delivered, to Buyer each of the following: xxx

(i)             a certificate, dated as of the Applicable Closing Date, signed by Seller to the effect that (A) each of the conditions specified in Section 7.1, Section 7.2(a), Section 7.2(b), Section 7.2(c), Section 7.2(d), and Section 7.2(e) have been satisfied with respect to Seller and the applicable Company Group entities, and (B) solely for purposes of the First Closing, that Seller has received written notice from Gage that the conditions precedent to the closing of the Arrangement Agreement has been satisfied (other than those conditions precedent that relate to the transactions contemplated under this Agreement);

(ii)            a good standing certificate (or its equivalent) for each applicable Company Group entity from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the applicable Company Group entity is organized;

(iii)           an Assignment of Membership Interests with respect to the applicable Company or Companies, in the form attached to this Agreement as Exhibit A (the “Interest Assignment”), duly executed by Seller;

(iv)          if requested by Buyer pursuant to Section 2.4, one or more Bills of Sale and Assignment Agreements in the form attached hereto as Exhibit B (each, a “Bill of Sale and Assignment Agreement”), duly executed by each applicable Company;

(v)           a copy of each consent, waiver or approval in respect of the Transactions that is received by the applicable Company Group entity or Seller prior to the Closing;

(vi)          a complete and accurate Disclosure Schedule applicable to each Closing, within ten (10) Business Days in advance of such Closing, subject to the reasonable approval of Buyer;

(vii)         a statement in the form described in Treasury Regulation Section 1.1445-2(b)(2) executed by Seller to the effect that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(viii)        solely for purposes of the First Closing, cooperate with Buyer to negotiate with proper authorities and cause Thrive Enterprises to obtain consents, approvals, copies of amendments and all other such confirmatory evidence of transfer approval for those Cannabis Licenses representing seventy percent (70%) or more of the rolling three (3) month average of gross revenue of Gage, measured as of the close of the month financials for the month immediately prior to such First Closing, prepared on a basis that is consistent with past practice and accounting standards (the “Permit Reorganization”). Each such amendment to the MRA Permits and Local Permits shall evidence approval of a change of ownership and/or transfer for the respective MRA Permit and Local Permit;

(ix)           any amendments to Key Contracts with respect to the applicable Company Group entity as Buyer may reasonably request; and

(x)            such other documents or instruments as Buyer may reasonably request in order to effect the Transactions.

(d)            Closing Deliveries by Buyer. At the Final Closing, Buyer shall disburse the Purchase Price as provided in Section 2.2(c). At each Closing, Buyer shall deliver, or cause to be delivered, to Seller each of the following:

(i)             a certificate, dated as of the Applicable Closing Date, signed by Buyer to the effect that (A) each of the conditions specified in Section 7.1, Section 7.3(a), Section 7.3(b), and Section 7.3(c) have been satisfied with respect to Buyer and (B) solely for purposes of the First Closing, the conditions precedent to the closing of the Arrangement Agreement has been satisfied (other than those conditions precedent that relate to the transactions contemplated under this Agreement);

(ii)	one or more Interest Assignment, duly executed by Buyer;

(iii)           one or more Bill of Sale and Assignment Agreement; duly executed by Buyer; and

(iv)          such other documents or instruments as Seller may reasonably request in order to effect the Transactions with respect to a Closing.

(e)            Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the Parties at a Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.4            Alternative to Close. If, in the reasonable discretion and judgement of Buyer, Seller is unable to satisfy the closing deliveries set forth in Section 2.3 above or if the purpose of this Agreement becomes frustrated due to tax, legal or other condition, Seller shall cause the Companies which have not been transferred in a Closing (each, a “Remaining Company”) to execute and deliver a Bill of Sale and Assignment Agreement in the form attached hereto as Exhibit B whereby each such Remaining Company shall assign, transfer, sell and deliver all assets (including without limitation, all physical assets, equipment, inventory, contracts, leases, licenses, permits, etc.) of each Remaining Company to Buyer, and Buyer agrees to accept, purchase and receive all assets of each such Remaining Company. For the avoidance of doubt, Buyer may request the transfer of assets as set forth above on a one-by-one or rolling basis from Seller.

2.5            Seller’s Obligation to Cure. Seller shall have the obligation to cure at any time during the Interim Period and for one (1) year following each Closing (the “Cure Period”), any actual or alleged corporate or contractual breach, default or defect; or item of governmental noncompliance relating to any Company Group entity or the assets of any Company Group entity of which it has been advised by Buyer (a “Defect”). During the period of time from each Closing to the expiration of the applicable Cure Period, the Parties agree to reasonably cooperate with each other, including by giving the other Party reasonable access to all records in such Party’s possession or control to the extent necessary or convenient to facilitate Seller’s attempt to cure any such Defects. With respect to each alleged Defect that is not reasonably cured on or before the Applicable Closing Date and which Buyer agrees to attempt to cure during the Cure Period, Seller shall use reasonable efforts to cure all identified Defects and maintain accurate books and records of all costs and actions taken to cure such Defects.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

WITH RESPECT TO SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, Seller represents and warrants to Buyer that the statements contained in this ARTICLE 3 are true and correct as of each Closing.

3.1            Enforceability. Seller is an individual resident of the state of Michigan. Seller has all power and authority necessary to (a) execute and deliver this Agreement and each Ancillary Document to which he is a party, (b) perform his obligations under this Agreement and each such Ancillary Document and (c) consummate the Transactions. The execution and delivery by Seller of this Agreement and each Ancillary Document to which he is a party, the performance by Seller of his obligations under this Agreement and each such Ancillary Document and the consummation by Seller of the Transactions have been duly authorized on behalf of Seller by all necessary Company Group action. This Agreement has been duly and validly executed and delivered by or on behalf of Seller. Each Ancillary Document to which Seller is a party has been duly and validly executed and delivered by or on behalf of Seller. This Agreement and each Ancillary Document to which Seller is a party constitutes the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally, (ii) Laws relating to the availability of specific performance and/or other equitable remedies, (iii) general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and (iv) Federal Cannabis Laws (collectively, the “Enforceability Limitations”).

3.2            No Conflicts. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which he is a party, the performance by Seller of his obligations under this Agreement and such Ancillary Documents and the consummation by Seller of the Transactions will not (a) require Seller to make any filing with, or obtain any Permit, other than the MRA Permits and Local Permits, from, any Governmental Authority or otherwise violate any Law or Order to which Seller is subject or (b) violate, conflict with, result in a breach of, constitute a default under, or require any consent or approval from, or notice to, any third party under, any Contract to which Seller is a party or by which a Seller is bound, except where (i) the failure to make any filing or obtain any Permit described in clause (a) or (ii) the occurrence of any violation, conflict, breach or default (or the failure to obtain any consent or approval or give any notice) described in clause (b), individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Seller of the Transactions.

3.3            Litigation. No Order binding on Seller is in effect, and no Proceeding against Seller is pending or, to the Knowledge of Seller, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation by Seller of the Transactions or cause any of such Transactions to be rescinded following consummation.

3.4            Title to the Purchased Securities. Seller is the sole member of each of the Companies. Seller is the sole record owner of the Purchased Securities and owns the Purchased Securities free and clear of all Encumbrances other than Permitted Encumbrances. Seller has the sole power to vote and dispose of the Purchased Securities. Seller has not granted to any Person any option, warrant, right to purchase, right of first refusal, right of first offer or other agreement or commitment providing for any disposition of the Purchased Securities.

3.5            Brokers. Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

WITH RESPECT TO COMPANY GROUP

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, Seller represents and warrants to Buyer that the statements contained in this ARTICLE 4 are true and correct as of each Closing, except as set forth in the disclosure schedule of Seller attached to this Agreement (the “Disclosure Schedule”). The Disclosure Schedule is arranged in separately numbered sections that correspond to the numbered sections of this ARTICLE 4. Each statement or other item of information set forth in the Disclosure Schedule shall be deemed to qualify (a) the representations and warranties made by Seller in the corresponding section of this ARTICLE 4, (b) such other representations and warranties that are identified in the Disclosure Schedule as being qualified by such exception and (c) any other representation and warranty to the extent that the applicability of the disclosure to such other representation and warranty is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Schedule may be included solely for informational purposes and the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed by this Agreement or that such information is material, nor shall the disclosure of such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Company Group. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Seller’s representations and warranties set forth in this Agreement. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

4.1	Corporate Matters.

(a)           Legal Existence. Each Company Group entity is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Michigan. Each Company Group entity has all power and authority necessary to own or lease (as applicable) its assets and properties and to conduct the Business as currently conducted.

(b)           Capitalization. The issued and outstanding Equity Interests of the Companies consist solely of the Purchased Securities. All of the Purchased Securities are validly issued, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws. Other than the Purchased Securities, Company Group has not authorized, issued or granted, or agreed or committed to authorize, issue or grant, any Equity Interests in the Companies or any Subsidiary.

(c)           Absence of Equity-Related Side Agreements. Other than pursuant to the Lockup Agreements, there are no (i) outstanding or authorized options, warrants, rights to purchase, rights of first refusal, rights of first offer, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Company Group entity is a party, or that are binding upon any Company Group entity, providing for the issuance, disposition or acquisition of any Equity Interests of any Company Group entity, (ii) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Company Group entity, (iii) contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any Equity Interests of any Company Group entity, (iv) voting trusts, proxies or any other agreements, restrictions or understandings with respect to the voting of the Equity Interests of any Company Group entity, (v) registration rights granted by any Company Group entity or (vi) management rights regarding any Company Group entity granted to any Person.

(d)           No Subsidiaries or Investments. Other than the Subsidiaries, the Companies do not own, beneficially or of record, any Equity Interest in any corporation, limited liability company, partnership, joint venture or other Person.

4.2            No Conflicts. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which he is a party, the performance by Seller of his obligations under this Agreement and such Ancillary Documents and the consummation by Seller of the Transactions will not (a) violate or conflict with any provision of the Governing Documents of any Company Group entity, (b) require any Company Group entity to make any filing with, or obtain any Permit, other than the MRA Permits and Local Permits, from, any Governmental Authority or otherwise violate any Law or Order to which any Company Group entity is subject, (c) result in the loss of any Permit held by any Company Group entity or (d) subject to obtaining the consents, approvals and waivers (or giving the notices) set forth in Section 4.2(d) of the Disclosure Schedule, (i) require any consent, approval or waiver from, or the giving of notice to, any third party, under any Company Contract, (ii) violate, conflict with, result in a breach of or constitute a default under any Company Contract or (iii) result in the acceleration, modification, cancellation or termination (or create in any other Person the right to accelerate, modify, cancel or terminate) any Company Contract, except, other than the Cannabis Licenses, where (x) the failure to make any filing or obtain any Permit described in clause (b), (y) the loss of any Permit described in clause (c) or (z) the occurrence of any violation, conflict, breach or default (or the failure to obtain any consent or approval or give any notice) described in clause (d), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.3          Authorization of Governmental Authorities. To Seller’s Knowledge, no consent of any Governmental Authority is required to be obtained by or on behalf of any Company Group entity, or in respect of any Company Group entity, the Business or any assets of any Company Group entity, for, or in connection with (a) the valid and lawful authorization, execution, delivery and performance by Company Group of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at each Closing, will be) a party or (b) the consummation of the Transactions, except, in each case, (i) for filings under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 or any applicable foreign competition law, (ii) for filings under applicable U.S. federal, state and foreign securities laws, (iii) for a Permit from a Governmental Authority required by Law in relation to the change of ownership in Company Group entity relative to any Cannabis License, (iv) for consents identified on Section 4.3 of the Disclosure Schedule, and (v) for such other consents of a type not referenced above, the failure of which to be made or obtained would not reasonably be expected to, individually or in the aggregate, adversely and materially affect the Business. For the avoidance of doubt, but not in any way limited by what other items may be material, the loss of any Cannabis License held by any of Company Group entities will be considered material for purposes of the representations set forth in this Section 4.3.

4.4	Financial Matters.

(a)           Financial Statements. Seller has made available to Buyer the following financial statements of Company Group (collectively, the “Financial Statements”): (i) the unaudited balance sheet of Company Group as of December 31, 2019, and December 31, 2020, and the related statements of income of Company Group for the fiscal years then ended, and (ii) the unaudited balance sheet of Company Group (the “Latest Balance Sheet”) as of July 31, 2021 (the “Latest Balance Sheet Date”), and the related statements of income of Company Group for the 8-month period then ended (together with the Latest Balance Sheet, the “Current Financial Statements”).

(b)           Financial Condition. The Financial Statements have been prepared in accordance with prior accounting procedures, consistently applied throughout the periods indicated, and fairly present in all material respects the financial condition and results of operations and cash flows of Company Group as of the dates of, and for the periods covered by, such Financial Statements, except that the Current Financial Statements do not include footnotes and are subject to customary year-end adjustments.

(c)           No Undisclosed Liabilities. No Company Group entity has any Liability of a type required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities set forth in the Latest Balance Sheet (or in any notes thereto), (ii) Liabilities that have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business, and (iii) executory Liabilities to be performed in the Ordinary Course of Business under Company Contracts. No Company Group entity has any Funded Indebtedness.

4.5            Recent Events. Since the Latest Balance Sheet Date, no Company Group entity has experienced any Material Adverse Change and no Company Group entity has operated, or engaged in any transaction, outside of the Ordinary Course of Business.

4.6	Property.

(a)            Real Property. No Company Group entity owns any real property. Section 4.6(a) of the Disclosure Schedule describes each parcel of real property that is leased to any Company Group entity (the “Leased Real Property”). The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used, occupied or held for use by any Company Group entity. Seller has made available to Buyer a true, correct and complete copy of each lease agreement or other instrument pursuant to which each parcel of Leased Real Property is leased to any Company Group entity, including all amendments, supplements, assignments, terminations or other modifications thereto (each, a “Real Property Lease”). Each applicable Company Group entity holds a valid, subsisting and enforceable leasehold interest in each parcel of the Leased Real Property under the applicable Real Property Lease, with such exceptions as do not interfere in any material respect with the use made of such Leased Real Property in the conduct of the Business as currently conducted and subject to the Permitted Encumbrances. No Company Group entity is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of all or any portion of any Leased Real Property. No party to a Real Property Lease has exercised or given any notice of exercise of any option, right of first offer or right of first refusal with respect to any Leased Real Property, including any option or right pertaining to purchase, expansion, renewal, extension or relocation. All of the Leased Real Property has access to public roads and to all utilities necessary for the conduct of the Business as currently conducted. As of the date of this Agreement, to the Knowledge of Seller, (i) the use of the Leased Real Property for the purposes for which it is currently being used by Company Group is permitted under applicable Laws, (ii) all certificates of occupancy, special use Permits and other forms of zoning relief necessary for such use of the Leased Real Property by Company Group have been issued and (iii) there is no defect, disrepair, failure to maintain or other physical condition affecting the Leased Real Property improvements occupied by Company Group that would reasonably be expected to have a material and adverse effect on the conduct of the Business as currently conducted.

(b)           Personal Property. Each Company Group entity has good and valid title to all of the tangible personal property shown as owned by such Company Group entity on the Latest Balance Sheet or acquired by Company Group since the Latest Balance Sheet Date (other than assets sold (and obsolete assets discarded) in the Ordinary Course of Business since the Latest Balance Sheet Date), free and clear of all Encumbrances other than Permitted Encumbrances. As of the date of this Agreement, to the Knowledge of Seller, there is no defect, disrepair, failure to maintain or other physical condition affecting the tangible personal property owned or leased by Company Group that would reasonably be expected to have a Material Adverse Effect.

(c)           Sufficiency of Assets. Company Group owns, leases or otherwise has the legal right to use all of the material assets, properties and rights necessary for the conduct of the Business as currently conducted other than those assets, properties and rights used by Affiliates of Company Group to provide general and administrative support services to Company Group (including accounting, finance, tax, information technology, human resources, employee benefits, legal and risk management services and other services). No property or asset utilized by Company Group in the conduct of the Business is owned by any Person other than Company Group (including by any Related Party) other than the Leased Real Property, the personal property leased to Company Group pursuant to a Company Contract and the Intellectual Property licensed to Company Group pursuant to a Company Contract.

4.7	Intellectual Property.

(a)            Owned Intellectual Property. Section 4.7(a) of the Disclosure Schedule sets forth a list of (i) each patent, trademark registration or copyright registration that has been issued to Company Group and each pending patent application or application for trademark or copyright registration that Company Group has made (collectively, the “Registered Intellectual Property”), (ii) each internet domain name registered in the name of any Company Group entity and (iii) each item of material proprietary software owned (whether solely or jointly with others) by Company Group (the Intellectual Property described in the foregoing clauses (i) through (iii), collectively, the “Material Owned Intellectual Property”). Each item of Material Owned Intellectual Property is owned by Company Group free and clear of all Encumbrances other than Permitted Encumbrances. No item of Material Owned Intellectual Property is subject to any Order. No Proceeding is pending (or, to the Knowledge of Seller, threatened) against Company Group, and no written Claim has been asserted against Company Group, that challenges the legality, validity, enforceability, use or ownership by Company Group of any such item of Material Owned Intellectual Property. Seller has made available to Buyer a true, correct and complete copy of all patents, registrations and applications included in the Registered Intellectual Property, as amended to date, and all material correspondence and other material written documentation related to or evidencing the prosecution of each such item of Registered Intellectual Property. Each patent, trademark registration or copyright registration included in the Registered Intellectual Property is valid, subsisting and enforceable under applicable Law (excluding Federal Cannabis Laws). Company Group has taken all action that it believes is reasonably necessary to protect in the United States each item of Registered Intellectual Property.

(b)           Licensed Intellectual Property. Section 4.7(b) of the Disclosure Schedule sets forth a list of (i) all Company Contracts pursuant to which other Persons have licensed Intellectual Property to Company Group (or otherwise authorized Company Group to use Intellectual Property) (“Inbound Licenses”) (except that “off-the-shelf” non-customized software purchased for use in the day-to-day operations of the Business need not be listed) and (ii) all Company Contracts pursuant to which Company Group has licensed Company Group’s Intellectual Property to other Persons (or otherwise authorized other Persons to use Company Group’s Intellectual Property). Seller has made available to Buyer a true, correct and complete copy of each Company Contract listed in Section 4.7(b) of the Disclosure Schedule. Each Inbound License is legal, valid, binding, enforceable and in full force and effect. Each Inbound License (and to the Knowledge of Seller, the underlying item of Intellectual Property) is not subject to any outstanding Order and no Proceeding is pending or, to the Knowledge of Seller, threatened that challenges the legality, validity, or enforceability of the Inbound License (and to the Knowledge of Seller, the underlying item of Intellectual Property).

(c)            Sufficiency of Company Group Intellectual Property. The Material Owned Intellectual Property, together with the Intellectual Property licensed by Company Group from third parties pursuant to Inbound Licenses and Company Group’s Trade Secrets and Know-How, constitutes all of the material Intellectual Property used in or necessary for the conduct of the Business as currently conducted.

(d)           Confidentiality. Company Group has taken all reasonable steps that it believes are appropriate to maintain the confidentiality of its Trade Secrets, Know-How and other material confidential or proprietary information. To the Knowledge of Seller, there has been no misappropriation or misuse of any Trade Secrets, Know-How or other material confidential or proprietary information of Company Group.

(e)           No Infringement of Third Parties. To the Knowledge of Seller, Company Group has not interfered with, come into conflict with, infringed upon, misappropriated or otherwise violated in any material respect the Intellectual Property rights of any third party. No Proceeding is pending (or, to the Knowledge of Seller, threatened) against Company Group, and no written Claim has been asserted against Company Group, alleging that Company Group has interfered with, come into conflict with, infringed upon, misappropriated or otherwise violated in any material respect the Intellectual Property rights of any third party.

(f)            No Infringement by Third Parties. To the Knowledge of Seller, no Person is engaging in any activity that interferes with, conflicts with, infringes upon, misappropriates or otherwise violates in any material respect the Intellectual Property rights of Company Group.

(g)           Data Privacy. All Company Data is and has at all times been collected, processed, transmitted, stored, and used in the United States consistent with all applicable Laws, and contractual obligations, , consumer-facing statements in any marketing or promotional materials, and any Company privacy policies relating to the collection, processing, transmission, storage, and use of Company Data (“Privacy and Security Requirements”). No Company Data is subject to the United States Health Insurance Portability and Accountability Act of 1996 or the regulations promulgated thereunder. Company has at all times made all disclosures to users or customers required by applicable Laws, and to the Knowledge of Seller none of such disclosures made or contained in any Company privacy policy has been materially inaccurate or in violation of any applicable Laws. To the Knowledge of Seller, Company has not received, and to the Knowledge of Seller, there is no basis that may give rise to receipt of, any written notice from any government authority that Company is under investigation by any Governmental Authority for a violation of any Privacy and Security Requirements or applicable Law. Company is compliant with the Payment Card Industry Data Security Standards.

(h)           Marketing Compliance. Company is in compliance with and has at all times complied with applicable Laws governing the marketing of services or products or other technologies by outbound or inbound telephone or e-mail or direct mail, including, without limitation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, and other Laws or regulations governing marketing, promotion and/or sales of goods or services.

(i)            IT Assets. Company has at all times taken commercially reasonable steps consistent with industry standards or required by applicable Laws or contractual obligations to ensure the confidentiality, availability, security and integrity of Company’s material information technology assets and Company Data. To the Knowledge of Seller, all material information technology systems and related assets (collectively, the “IT Assets”) owned or controlled by Company (i) are reasonably documented, (ii) are free from any material defect, bug, virus or programming, design or documentation error or corruption, (iii) are fully functional and operate and run in a reasonable and efficient business manner and (iv) conform in all material respects to the specifications and purposes thereof. All IT Assets used or relied on by Company in the conduct of the Business are sufficient for the current needs of the Business and the needs of the Business as currently conducted by Company. To the Knowledge of Seller, there have been no unauthorized intrusions or breaches of security with respect to the IT Assets and Company Data. To the Knowledge of Seller, within the five (5) years preceding the date hereof, there have been no failures of the IT Assets that have caused disruptions that are material to the Business of Company.

4.8	Contracts.

(a)           Definition of Material Contract. Section 4.8(a) of the Disclosure Schedule sets forth a list of each Company Contract currently in effect that is described in any subsection below (each, a “Material Contract”):

(i)             a Contract for the sale of goods or provision of services by Company Group that generated gross revenues to Company Group in excess of $250,000 during the calendar year ended December 31, 2020;

(ii)            a Contract for the purchase of materials, supplies, merchandise, equipment or other goods or services by Company Group requiring annual or aggregate payments by Company Group in excess of $250,000;

(iii)	a Real Property Lease;

(iv)          a Contract pursuant to which Company Group leases personal property (whether finance leases, operating leases or conditional sales agreements) requiring annual payments by Company Group in excess of $250,000;

(v)           an Inbound License (other than for commercially available “off-the-shelf” software);

(vi)          a Contract with a labor union or labor association, including any collective bargaining agreement;

(vii)         a Contract for employment or consulting services (other than a Contract for at-will employment);

(viii)	a Key Contract; or

(ix)           a Contract that is otherwise material to Company Group or the conduct of the Business as currently conducted.

(b)            Status of Material Contracts. Seller has made available to Buyer a true, correct and complete copy of each written Material Contract (together with all amendments, waivers or other changes thereto) and a summary of the terms of each verbal Material Contract (if any). Each Material Contract is in full force and effect, is a valid and legally binding agreement of Company Group (and, to the Knowledge of Seller, each other party to such Material Contract) and is enforceable in accordance with its terms against Company Group (and, to the Knowledge of Seller, each other party to such Material Contract), except as enforceability may be limited by the Enforceability Limitations. Company Group has performed in all material respects the obligations required to be performed by it under each Company Contract. There has been no material breach or default (or event that with the passage of time, the giving of notice or both would constitute a material breach or default) under any Company Contract by Company Group (or, to the Knowledge of Seller, by any other party) that has not been cured or waived. Company Group has not given or received any written notice of material default or notice of cancellation or termination with respect to any Material Contract. Company Group has not assigned any Material Contract or any interest therein to any other Person. No material outstanding payments or obligations are due to Seller (and any of his Affiliates) in connection with any Material Contract or other arrangements between Seller (and any of his Affiliates) and Gage. (and any of its Affiliates).

(c)             Existence of Certain Contracts. Section 4.8(c) of the Disclosure Schedule sets forth a list of each Company Contract currently in effect that is described in any subsection below:

(i)	a Contract entered into outside of the Ordinary Course of Business;

(ii)            a Contract to which any Seller Related Party or Buyer or Buyer Related Party is a party or in which any Seller Related Party or Buyer Related Party has a personal interest (other than a Contract for employment or consulting services that is set forth in Section 4.8(a)(vii) of the Disclosure Schedule and other than a Contract for at-will employment);

(iii)           a Contract that evidences, secures or otherwise relates to Funded Indebtedness, that subjects any assets of Company Group to any Encumbrance (other than a Permitted Encumbrance) or by which Company Group guarantees any Liability of another Person;

(iv)          a Contract that imposes (or could by its terms impose) any restriction on Company Group with respect to (A) the scope or type of business it may conduct, (B) the geographical area in which it may conduct business, (C) the customers it may solicit or to which it may provide goods or services, (D) the vendors or providers from which it may purchase goods or services or (E) the employees or consultants it may solicit or hire;

(v)           a Contract that imposes any exclusivity obligation in connection with Company Group’s sale or purchase of goods or services;

(vi)          a Contract pursuant to which Company Group is obligated to provide indemnification to any Person (other than warranties given by Company Group with respect to the goods or services sold or provided by it in the Ordinary Course of Business);

(vii)         a Contract requiring (or reasonably anticipated to involve) aggregate payments to or from Company Group after the date of this Agreement in excess of $250,000 unless such Contract can be terminated solely by giving ninety (90) days or less written notice of termination to the counterparty;

(viii)        a Contract providing for the payment of severance to an employee or other service provider upon their termination of service to Company Group;

(ix)           a Contract pursuant to which Company Group will be required to make a payment described in the definition of “Seller Transaction Payments;”

(x)	a Contract relating to any acquisition or divestment of any business;

(xi)           a Contract relating to a joint venture, partnership or similar entity, or otherwise involving a sharing of profits or losses; or

(xii)          a Contract under which any Liability of Company Group is accelerated, increased or otherwise modified as a result of the consummation of the Transactions.

4.9	Major Customers and Suppliers.

(a)            Major Customers. Section 4.9(a) of the Disclosure Schedule sets forth a list of the five (5) largest customers of Company Group, measured by gross revenues, for the fiscal year ended December 31, 2020 (each, a “Major Customer”) and the dollar amount of business conducted with each Major Customer during such periods.

(b)           Major Suppliers. Section 4.9(b) of the Disclosure Schedule sets forth a list of the five (5) largest suppliers of goods or services to Company Group, measured by invoiced dollars, for the fiscal year ended December 31, 2020 (each, a “Major Supplier”) and the dollar amount of business conducted with each Major Supplier during such periods.

(c)            Absence of Certain Matters. Since January 1, 2019, there has been no material dispute between Company Group and any Major Customer or Major Supplier. No Major Customer or Major Supplier has provided written notice to Company Group of its intention to terminate its relationship with Company Group or to decrease materially its usage or purchase of services or products from Company Group or its supply of services or materials to Company Group.

4.10	Warranties; Product Liability.

(a)            Since January 1, 2019 all products and services sold, manufactured, developed, rendered and/or distributed by Company Group have been in conformity in all material respects with all applicable contractual commitments of Company Group, applicable Laws and all express and implied warranties given by Company Group, and Company Group has no material liability for replacement thereof or other damages in connection therewith in excess of amounts covered under Company Group’s products liability insurance. No products or services sold, manufactured, developed, rendered and/or distributed by the Company since January 1, 2019 is subject to any guaranty, warranty or other indemnity by Company Group.

(b)           Except as set forth in Section 4.10(b) of the Disclosure Schedule, (i) there are no, and, since January 1, 2019, there have not been any, actual or alleged design, manufacturing or other defects or malfunctions, latent or otherwise, with respect to any product provided or service performed by Company Group (including by any subcontractor or other agent acting on behalf of Company Group), and (ii) Company Group has no, and has not had any, Liability, and to the Knowledge of Seller, there is no reasonable basis for any present or future claim or Proceeding against Company Group giving rise to any Liability, arising out of any injury or damage to any Person or property as a result of any product or the performance of any service by Company Group.

(c)            Except as set forth in Section 4.10(c) of the Disclosure Schedule, there are no, and since January 1, 2019 there have been no, products sold, manufactured, developed, rendered, and/or distributed by Company Group that are or have been the subject of any product recall (including any action undertaken by Company or one of its customers on a voluntary basis), suspension, seizure or market-withdraw or other similar corrective action, and Company Group has not been made aware of a recall, suspension, seizure or market-withdraw or other similar corrective action by any third party based on the failure of a product to meet, or to perform according to, applicable specifications, representations, claims or assertions made by Company Group or applicable Laws. To the Knowledge of Seller, there is no fact relating to any product that would reasonably be expected to lead to a product recall, voluntary withdrawal or other similar corrective action.

4.11	Labor and Employment.

(a)            Schedule of Employees and Compensation. Section 4.11(a) of the Disclosure Schedule sets forth a list of all persons employed by Company Group as of each Closing (including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized) and sets forth for each such individual the following information as of the date of this Agreement: (i) name, (ii) title or position, (iii) status (whether full- or part-time and whether active or on a leave of absence), (iv) hire date, (v) current annual base compensation rate and (vi) number of days of accrued and unused vacation, sick leave and other paid time-off.

(b)           Compensation. Company Group has provided to all of its employees all salary, wages, commissions, bonuses and other compensation and benefits that became due and payable through the date of this Agreement except for (i) ordinary salary, wages and commissions payable with respect to the current payroll period and (ii) accrued and unused vacation, sick leave or other paid time-off.

(c)            Legal Compliance. Company Group is and has been at all times since January 1, 2019 in compliance in all material respects with all applicable Laws respecting terms and conditions of employment, including applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, wage and hour Laws and occupational safety and health Laws. Each employee who is classified by the Company as exempt is properly classified and each independent contractor performing services for Company Group has been properly classified by Company Group as an independent contractor.

(d)           Proceedings and Claims. No Proceeding is pending (or, to the Knowledge of Seller, threatened) against Company Group, and no written Claim has been asserted against Company Group, by any former or current employee of Company Group alleging any violation of Law in connection with such Person’s employment (or termination of employment) by Company Group (including for harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage) or any failure of Company Group to provide any compensation or employee benefits owing to such Person.

(e)            Labor Matters. Section 4.11(e) of the Disclosure Schedule sets forth a list of each union or other labor organization that represents any employees of Company Group and, for each, the approximate number of employees represented, the professions or trades of such represented employees and the relevant jurisdiction(s). To the Knowledge of Seller, all of the collective bargaining agreements or other labor organization Contracts set forth in Section 4.8(a)(vi) of the Disclosure Schedule have been duly ratified or approved by the parties having the authority to ratify or approve such Contracts. Company Group is not currently negotiating any collective bargaining agreement or other labor organization Contract or any amendment, modification, supplement, addendum or annex to or waiver of any collective bargaining agreements or other labor organization Contract set forth in Section 4.8(a)(vi) of the Disclosure Schedule. All employees covered by the collective bargaining agreements or other labor organization Contracts set forth in Section 4.8(a)(vi) of the Disclosure Schedule are employees of Company Group as of the date of this Agreement. Other than the unions and other labor organizations set forth in Section 4.11(e) of the Disclosure Schedule, (i) Company Group has not agreed to recognize any union or other collective bargaining representative of its employees, (ii) no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of Company Group and (iii) to the Knowledge of Seller, Company Group is not subject to any legal duty to bargain with any union or other labor organization on behalf of its employees and there are no unions or labor organizations purporting to represent its employees. Since January 1, 2019, Company Group has not been subject to any labor strike, work slowdown or stoppage, lockout or similar action by its employees.

4.12	Employee Benefit Plans.

(a)            List and Plan Documents. Section 4.12(a) of the Disclosure Schedule sets forth a list of all material Employee Benefit Plans. Seller has made available to Buyer a true, correct and complete copy of all documents pursuant to which each material Employee Benefit Plan (as currently in effect) is documented, maintained, funded and administered and, to the extent applicable to any such Employee Benefit Plan, (i) the most recent annual report (Form 5500 series) filed with the IRS, (ii) the most recent financial statements and (iii) all governmental rulings, determinations and opinions.

(b)           Compliance. Each Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code. Neither Company Group nor, to the Knowledge of Seller, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would subject Company Group to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code. No Proceeding is pending (or, to the Knowledge of Seller, threatened) against Company Group, and no written Claim has been asserted against Company Group, with respect to any Employee Benefit Plan, other than routine claims for benefits. Company Group has not incurred (whether or not assessed), and is not expected to incur or to be subject to, any Tax or other penalty under or with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or Section 4980B, 4980D or 4980H of the Code.

(c)            Consequences of Acquisition. Except to the extent required by Section 411(d)(3) of the Code, neither the execution and delivery by the Parties of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event such as termination of employment or other service) result in any payment (whether of separation, severance or termination pay or otherwise) to, any forgiveness of indebtedness of, or any vesting, acceleration or increase in the benefits under any Employee Benefit Plan or Company Contract for, any current or former director, manager, officer, employee or other individual service provider of Company Group, or give rise to any Liability to fund any such payment or benefit.

(d)           401(a) Plans. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has, to the extent available under current IRS procedures, received a favorable determination or opinion letter from the IRS as to the qualification under the Code of such Employee Benefit Plan and the tax-exempt status of such related trust. Seller has delivered to Buyer a copy of the most recent such determination or opinion letter and, to the Knowledge of Seller, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan or the tax-exempt status of such related trust.

(e)            Parachute Payments. Neither the execution nor delivery of this Agreement nor the consummation of the Transactions could (either alone or upon the occurrence of any additional or subsequent events) result in (i) the payment of “excess parachute payments” within the meaning of Section 280G of the Code or (ii) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(f)            Certain Plans and Liabilities. Neither Company Group nor any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or has any Liability with respect to (i) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or (ii) an “employee pension benefit plan” (within the meaning set forth in ERISA Section 3(2)) that is subject to Title IV of ERISA. Company Group does not maintain or have any Liability with respect to any plan that provides health or life insurance benefits to current or future retirees, other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law.

(g)           Section 409A. Each Employee Benefit Plan and each Company Contract that provides for “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with and has been maintained in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder

4.13	Compliance with Law; Permits.

(a)            Compliance with Law. Except for the Federal Cannabis Laws, Company Group and has been at all times since January 1, 2019, in compliance in all material respects with all Laws applicable to Company Group, the assets and properties of Company Group and the conduct of the Business. No Proceeding is pending (or, to the Knowledge of Seller, threatened) against Company Group, and no written Claim has been asserted against Company Group, alleging any material violation of Law applicable to Company Group, the assets and properties of Company Group and the conduct of the Business.

(b)           Permits. Company Group possesses all material Permits necessary for the ownership and operation of its properties and assets, the occupancy and utilization of the Leased Real Property and the conduct of the Business, in each case as currently operated, utilized or conducted, respectively (each, a “Material Permit”). For the avoidance of doubt, “Material Permits” shall include all Cannabis Licenses. Section 4.13(b) of the Disclosure Schedule sets forth a list of each Material Permit and Seller has made available to Buyer a true, correct and complete copy of each Material Permit. Each Material Permit is valid and in full force and effect, and Company Group is in compliance in all material respects with the terms and conditions of each Material Permit. Each application and renewal of a Material Permit has been timely submitted and were true and correct in all material respects. No Proceeding is pending (or, to the Knowledge of Seller, threatened) against Company Group, and no written Claim has been asserted against Company Group, alleging any failure of Company Group to possess any Material Permit or any material violation of, or failure to comply with, any Material Permit by Company Group. Company Group has not received any written notice from any Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material adverse modification of any Material Permit by such Governmental Authority.

4.14	Environmental Matters. Except as set forth in Section 4.14 of the Disclosure Schedule:

(a)           The operations of Company Group are, and since August 1, 2019, have , been in compliance in all material respects with all applicable Environmental Laws, which compliance includes and has included obtaining, maintaining and complying in all material respects with all Permits required under all applicable Environmental Laws necessary to operate the Businesses or occupy their properties.

(b)            No Company Group entity as of the Effective Date, (i) is or has, since August 1, 2019, been the subject of any Order or any pending or, to the Knowledge of Seller, threatened Order, or (ii) has received any written (or, to the Knowledge of Seller, oral) notice, report, or other information, in each case of each of clause (i) and (ii) regarding any actual or alleged violation of or liability under Environmental Laws.

(c)            No Company Group entity has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any material Liabilities of any other Person relating to Hazardous Materials or Environmental Law.

(d)            No Company Group entity has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Material, or (ii) owned or operated any property or facility which is or has been contaminated by any Hazardous Material, in the case of each of clause (i) and (ii) so as to give rise to any current material Liabilities of Company Group pursuant to any Environmental Law.

(e)            Company Group has provided to Buyer true and correct copies of all environmental site assessment reports and other documents regarding environmental liabilities and Hazardous Materials, in each case, relating to currently owned or leased real property, or the operations, of each Company Group entity or any of their predecessors or Affiliates, obtained by or on behalf of any Company Group entity or within the possession or control of Seller or Company Group.

4.15          Litigation. Section 4.13(b) of the Disclosure Schedule sets forth a list of (a) each Order that is in effect under which Company Group has an unsatisfied monetary obligation in excess of $50,000 or is subject to any material continuing or future nonmonetary obligation and (b) each pending Proceeding in which Company Group has filed or been served with a complaint, other than any such Proceeding in which the amount in controversy is less than $50,000. Seller has made available to Buyer a true, correct and complete copy of each Order set forth in Section 4.13(b) of the Disclosure Schedule and Company Group is in compliance in all material respects with each such Order. Seller has made available to Buyer a true, correct and complete copy of each pleading and other material written documentation relating to any Proceeding set forth in Section 4.13(b) of the Disclosure Schedule (subject to any limitations reasonably imposed to preserve attorney-client privilege).

4.16	Taxes.

(a)            Tax Returns. All material Tax Returns that were required to be filed by Company Group on or before the date hereof (taking into account any applicable extension of time to file) have been timely filed. All such Tax Returns were correct and complete in all material respects.

(b)            Taxes. All material Taxes due and payable by Company Group on or before the date hereof have been paid.

(c)            Tax Proceedings. No Tax Proceeding against Company Group is currently in progress and no written notice of any threatened Tax Proceeding has been received by Company Group. No claims or assessments for Taxes have been made in writing against Company Group that have not been satisfied by payment, settled or otherwise resolved.

(d)            No Extensions. There is not in force any waiver or agreement for any extension of time for the assessment or collection of any material Tax of Company Group.

(e)            Withholding. Company Group has withheld and paid over to the appropriate Taxing Authority all material Taxes required by applicable Law to be withheld in connection with amounts paid to any employee, creditor, stockholder or other Person.

(f)            Tax Encumbrances. There are no Encumbrances for unpaid Taxes on the assets of Company Group other than Permitted Encumbrances.

(g)           Tax Sharing Agreements. Company Group is not bound by any Tax allocation or sharing agreement that could require payments to any third parties after the First Closing, other than commercial agreements with third parties not primarily related to Taxes.

(h)           Classification. Each Company Group entity is and has elected to be treated as an association taxable as a corporation for income Tax purposes.

(i)             CARES Act. No Company Group has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or

(ii)	claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(j)             Controlled Corporations. Within the past three (3) years, no Company Group been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(i)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).

(k)            No Company Group will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or portion thereof ending after such Company’s respective Closing Date with as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before such Closing Date; (iv) any interest held by such Company Group in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code; (v) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; (vi) intercompany transactions occurring prior to such Closing Date or any excess loss account in existence prior to the Closing Date described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); or (vii) the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law.

(l)             No Company Group is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section Each 1.6011-4(b). Notwithstanding anything to the contrary, (i) the representations and warranties set forth in Section 4.12 and this Section 4.16 are Seller’s sole and exclusive representations and warranties with respect to Tax matters and (ii) nothing in this Section 4.16 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Buyer or its Affiliates (including Company Group) may take in respect of any taxable period (or portion thereof) beginning on the Applicable Closing Date.

4.17         Insurance. The policies of insurance maintained by Company Group cover such risks, and are in such amounts and with such deductibles and exclusions, as are reasonable for the business transacted by Company Group and for its respective properties and assets. Section 4.17 of the Disclosure Schedule sets forth a list of each material insurance policy and self-insurance program maintained by Company Group (excluding Employee Benefit Plans) (each, a “Material Insurance Policy”). Seller has made available to Buyer a true, correct and complete copy of each Material Insurance Policy (or a summary description thereof). Company Group is not in default in any material respect with respect to its obligations under any Material Insurance Policy (including with respect to the payment of premiums). No policy limits of liability under any Material Insurance Policy have been exhausted or materially eroded or reduced. Company Group has not received any written notice from or on behalf of any insurance carrier that there has been or will be a cancellation or nonrenewal of, or any material premium increase with respect to, any Material Insurance Policy. There is no material claim by Company Group pending under any Material Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

4.18         Brokers. Company Group does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and to consummate the Transactions, Buyer represents and warrants to Seller that the statements contained in this ARTICLE 5 are true and correct.

5.1           Enforceability. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all power and authority necessary to (a) execute and deliver this Agreement and each Ancillary Document to which it is a party, (b) perform its obligations under this Agreement and each such Ancillary Document and (c) consummate the Transactions. The execution and delivery by Buyer of this Agreement and each Ancillary Document to which it is a party, the performance by Buyer of its obligations under this Agreement and each such Ancillary Document and the consummation by Buyer of the Transactions have been duly authorized on behalf of Buyer by all necessary corporate action. This Agreement has been duly and validly executed and delivered by or on behalf of Buyer. Each Ancillary Document to which Buyer is a party has been duly and validly executed and delivered by or on behalf of Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by the Enforceability Limitations.

5.2           No Conflicts. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is a party, the performance by Buyer of its obligations under this Agreement and such Ancillary Documents and the consummation by Buyer of the Transactions will not (a) violate or conflict with any provision of the Governing Documents of Buyer, (b) require Buyer to make any filing with, or obtain any Permit, other than the MRA Permits and Local Permits, from, any Governmental Authority or otherwise violate any Law or Order to which Buyer is subject or (c) violate, conflict with, result in a breach of, constitute a default under, or require any consent or approval from, or notice to, any third party under, any Contract to which Buyer is a party or by which Buyer is bound, except where (i) the failure to make any filing or obtain any Permit described in clause (b) or (ii) the occurrence of any violation, conflict, breach or default (or the failure to obtain any consent or approval or give any notice) described in clause (c), individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Buyer of the Transactions.

5.3           Litigation. No Order binding on Buyer is in effect, and no Proceeding against Buyer is pending or, to the knowledge of Buyer, threatened that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation by Buyer of the Transactions or cause any of such Transactions to be rescinded following consummation.

5.4           Solvency. Immediately after giving effect to the Transactions, Buyer and Company Group will have adequate capital to carry on their respective businesses, will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer, Company Group or any of their respective Affiliates.

5.5           Securities Laws Representations. The Purchased Securities are being acquired for Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder (collectively, the “Securities Act”), or any applicable state securities laws, and such Purchased Securities shall not be disposed of in contravention of the Securities Act or any applicable state securities laws. Buyer’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of an investment in the Purchased Securities, Company Group and the Business. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

5.6           Brokers. Buyer does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the Transactions.

ARTICLE 6

COVENANTS

6.1           Conduct of the Business.

(a)            During the Interim Period, Company Group shall, and Seller will cause Company Group to (i) conduct the Business only in the Ordinary Course of Business in substantially the same manner as conducted prior to the date of this Agreement, (ii) not take or omit to be taken any action that would result in a Material Adverse Change, in each case except as required by applicable Law or as consented to in writing by Buyer, and (iii) not breach any of the Lockup Agreements.

(b)           Without limiting the generality of Section 6.1(a), Seller and Company Group each covenant and agree that, during the period from the date of this Agreement until the earlier of the Final Closing Date and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of Buyer, acting reasonably (ii) as required by Law, or (iii) as required or permitted by this Agreement, Company Group shall not, and Seller will cause Company Group not to, directly or indirectly:

(i)             except in the Ordinary Course of Business and as set forth below, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other Person, or acquire any license rights; provided further, that Seller shall provide Buyer with information regarding the proposed transaction (including, but not limited to term sheets, draft definitive agreements, etc.) as reasonably requested by Buyer, and, solely with respect to determining the Company receiving or applying for any Cannabis License or Permit relating to cannabis, the determination of the acquiring party in writing by Buyer seven (7) days in advance of execution of any agreement by Seller or a Company;

(ii)            sell, pledge, lease, transfer, dispose of, lose the right to use, mortgage, license, encumber (other than a Permitted Encumbrance) or otherwise transfer any assets of Company Group or any interest in any assets of Company Group having a value greater than $50,000 individually and subject to a maximum of $75,000 in the aggregate, other than assets (such as inventory) sold in the Ordinary Course of Business or pursuant to Contacts in effect prior to the date of this Agreement;

(iii)           enter into any joint venture or similar agreement, arrangement or relationship;

(iv)          apply for or receive any MRA Permit or municipal Permit relating to cannabis; without previously receiving a written determination of the applying party in writing by Buyer seven (7) days in advance.;

(v)           knowingly take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under, any material authorization necessary to conduct its businesses as now conducted, or fail to prosecute with commercially reasonable due diligence any pending application to any Governmental Authorities for material authorizations;

(vi)          if such becomes necessary, abandon or fail to diligently pursue any application for any material authorizations or take any action, or fail to take any action, that could lead to a material modification, suspension or revocation of any material authorizations, including, but not limited to Material Permits;

(vii)         materially change its business or regulatory strategy, unless required to do so by any Governmental Authority; or

(viii)        authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

6.2           Action to Satisfy Closing Conditions. At all times during the Interim Period, the Parties shall (a) use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable Laws to satisfy (but not waive) the conditions of the other Parties specified in ARTICLE 7 and to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time, including, but not limited to, cooperating fully to obtain any necessary Permit from a Governmental Authority for, as applicable, (i) a change in ownership of a Company Group entity related to a Cannabis License, or (ii) a transfer of a Cannabis License in accordance herewith, and (b) refrain from taking any action that would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the Transactions contemplated by this Agreement.

6.3           Access to Information. During the Interim Period, Company Group shall, and Seller will cause Company Group to permit Buyer and its Representatives to have reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably interfere with the conduct of Company Group’s business, to (a) the properties, assets, books, records, contracts and other documents and information of the Company and (b) the Representatives of Company Group, in each case as Buyer or its Representatives may reasonably request.

6.4           Public Disclosure. Except as otherwise permitted by this Section 6.4 or as otherwise required by applicable Law, each Party covenants and agrees that it will (and will cause its Affiliates and Representatives to), at all times after the date of this Agreement, keep confidential the terms and conditions of this Agreement (including the consideration to be paid hereunder) and the course of dealing between the Parties hereunder (including any dispute between the Parties). The timing and content of all announcements to the financial community, governmental agencies or the general public regarding any aspect of this Agreement or the Transactions will be subject to the prior mutual agreement of the Parties; provided, however, that a Party may make any such announcement (including disclosure of this Agreement) that, based on the advice of counsel, it believes in good faith is necessary to comply with Law (provided that the disclosing Party shall provide notice and a copy of any such announcement as soon as practicable to each other Party); and provided, further, that the foregoing shall not prevent the disclosure of such information to the employees of the Companies or the Representatives of any Party if such Persons have a need to know the information to facilitate the Transactions and agree to keep such information confidential (or are otherwise bound by obligations of confidentiality with respect to such information).

6.5           Exclusivity. During the Interim Period, Seller shall not, Directly or Indirectly, through any Representative or otherwise, (a) solicit or encourage any third party to make a Competing Offer (including by furnishing any Confidential Information of Company Group or the terms of this Agreement to such third party or its Representatives), (b) participate in any discussions or negotiations regarding a Competing Offer, (c) accept a Competing Offer or (d) enter into any term sheet, letter of intent, agreement, arrangement or understanding with respect to a Competing Offer. “Competing Offer” means a proposal or offer relating to (i) any sale of any Purchased Securities or (ii) any other transaction that is fundamentally incompatible with the Transactions.

6.6	Confidentiality.

(a)            Definition. “Confidential Information” means all Trade Secrets, Know-How and other confidential or proprietary information of Company Group, including information relating to products, services, processes, designs, formulas, recipes, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, other original works of authorship, marketing and sales plans, business plans, budgets and financial information, prices and costs, customer lists, supplier lists, information regarding the skills and compensation of employees of Company Group and other nonpublic business information. The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, and whether now existing, or previously developed or created. “Confidential Information” does not include any information that is or becomes generally available to the public (other than as a result, directly or indirectly, of a disclosure in violation of this Section 6.6).

(b)            Covenant. Seller covenants and agrees that it will (and will use commercially reasonable efforts to cause its Affiliates and Representatives to), at all times after each Closing, maintain the confidentiality of the Confidential Information, using procedures no less rigorous than those used to protect and preserve the confidentiality of its own proprietary information and not, Directly or Indirectly, (i) use, disclose or permit any other Person to have access to any Confidential Information, (ii) sell, license or otherwise exploit any Confidential Information or (iii) take any other action with respect to the Confidential Information that is inconsistent with the confidential and proprietary nature thereof.

(c)            Compulsory Disclosure. If Seller, or any of its Affiliates or Representatives, is requested or required to disclose any Confidential Information pursuant to Law or a subpoena, court order or other similar process, Seller shall, unless prohibited by applicable Law, provide written notice to Buyer of such request or requirement so that Buyer may, at its expense, seek an appropriate protective order. If no such protective order is issued and such Person is, on the advice of its counsel, required to disclose such Confidential Information, such Person may disclose such Confidential Information in accordance with and for the limited purpose of complying with such Law, subpoena, court order or process without violation of this Section 6.6.

6.7	Restrictive Covenants.

(a)	Certain Definitions.

(i)            “Covenant Term” means the period beginning at the Final Closing and ending at 11:59 p.m. Central Time on the three- (3) year anniversary of the Final Closing Date with respect to the covenants in Section 6.7(b), Section 6.7(c) and Section 6.7(d).

(ii)            “Directly or Indirectly” means either directly or indirectly through or on behalf of any other Person (including any Affiliate), including as an employer, Service Provider, agent, advisor, referral source, intermediary, lender, guarantor, stockholder, investor or partner of or in any other Person (other than as the owner of publicly traded securities that constitute less than 5% of the outstanding securities in such class).

(iii)            “Relationship Party” means any Person that is, as of the Effective Date, a customer, client, supplier or other material business relationship of Company Group.

(iv)            “Restricted Business” means the business of holding licenses and operating medical and/or adult-use marijuana businesses, including but not limited to cultivating, processing, and/or operating provisioning centers or retailers, as conducted by Company Group during the twelve-month period immediately preceding the First Closing.

(v)            “Restricted Individual” means each individual who is a Service Provider to Company Group as of the Applicable Closing Date.

(vi)            “Restricted Territory” means the State of Michigan, including any other geographic area situated therein or under its administration or control.

(vii)            “Service Provider” means, with respect to any Person, a director, manager, officer or employee of, or a consultant or other service provider to, such Person.

(b)            Non-Solicitation and Hiring of Restricted Individuals. In consideration of Buyer’s acquisition of the Purchased Securities and the goodwill appurtenant thereto pursuant to this Agreement, Seller covenants and agrees that, at all times during the Covenant Term, such Seller will not, Directly or Indirectly, (i) solicit, encourage, recruit or induce any Restricted Individual to terminate his or her employment or other service relationship with Buyer or its Affiliates (including Company Group), (ii) interfere with the employment or contractual relationship between any Restricted Individual and Buyer or its Affiliates (including Company Group), (iii) hire any Restricted Individual (unless such person’s employment or service relationship with Buyer and its Affiliates (including Company Group) has been terminated for at least six (6) months or was terminated without cause by Buyer or its Affiliates (including Company Group)) or (iv) attempt any of the foregoing actions or take any other action that is intended to result in any of the foregoing actions. General solicitations for employment in a newspaper, on an internet website or other media not specifically directed at any one or more Restricted Individuals shall not constitute a violation of this Section 6.7(b), it being understood that the restrictions set forth in Section 6.7(b)(iii) shall continue to apply with respect to any such Restricted Individual who responds to any such general solicitation.

(c)            Non-Interference with Business Relationships. In consideration of Buyer’s acquisition of the Purchased Securities and the goodwill appurtenant thereto pursuant to this Agreement, Seller covenants and agrees that, at all times during the Covenant Term, such Seller will not, Directly or Indirectly, (i) influence any Relationship Party to stop doing business with Company Group or otherwise interfere with the commercial relationship between Company Group and any Relationship Party, (ii) call on or solicit any Relationship Party in respect of any Restricted Business in the Restricted Territory, (iii) influence any Relationship Party to do business with a Person that competes with Company Group in respect of any Restricted Business in the Restricted Territory or (iv) attempt any of the foregoing actions or take any other action that is intended to result in any of the foregoing actions.

(d)            Non-Competition. In consideration of Buyer’s acquisition of the Purchased Securities and the goodwill appurtenant thereto pursuant to this Agreement, Seller covenants and agrees that, at all times during the Covenant Term, such Seller will not, Directly or Indirectly, engage in any Restricted Business within the Restricted Territory.

(e)            Acknowledgments. The agreements and covenants in this Section 6.7 have been bargained for by Buyer to protect Company Group, the Business and the goodwill of Company Group being acquired by Buyer pursuant to this Agreement and to ensure that Buyer will have the full benefit of the value thereof. Seller acknowledges that Buyer, in entering into the Transactions, has relied on the willingness of Seller to restrict Seller’s ability to compete with Company Group in respect of the Restricted Business in order to protect the goodwill of Company Group acquired by Buyer. Seller further acknowledges that the agreements and covenants set forth in this Agreement are (i) necessary to protect the legitimate business interests of Buyer and Company Group, (ii) reasonable as to time, geographic area and scope of activity (and do not impose a greater restraint on the activities of Seller than is reasonably necessary to protect such legitimate business interests of Buyer and Company Group) and (iii) reasonable in light of the consideration and other value provided to Seller by Buyer pursuant to this Agreement.

6.8         Books and Records; Retention. After each Closing and in connection with the preparation of any Tax Return, any Tax Proceeding or other bona fide business purpose, Buyer shall grant or cause to be granted to Seller access to all of the information, books and records relating to the applicable Company Group entity and the Business within Buyer’s possession or control and shall furnish the assistance and cooperation of such personnel and outside accountants of Buyer and the applicable Company Group entity, without charge, as may reasonably be requested in connection therewith (including for the purpose of closing the books of Company Group for periods ending before or at each Applicable Closing Date). Buyer shall (and shall cause the applicable Company Group entity to) maintain all such books and records relating to any period prior to an Applicable Closing Date for at least seven (7) years following each Applicable Closing Date (or shall deliver a copy thereof to Seller prior to any destruction thereof during such period).

6.9         Wrong Pocket Provision. If, at any time following the First Closing, either Party becomes aware that any assets or entity owned or controlled by Seller relating to the Business which should have been transferred to Buyer pursuant to the terms of this Agreement was not transferred to Buyer as contemplated by this Agreement, for reasons other than Buyer’s fault or negligence, then (i) the Parties will work in good faith to promptly transfer such assets of the applicable Affiliate to Buyer, and (ii) Buyer shall promptly accept the transfer of such assets.

6.10       Contracts and IP Not Transferred. In the event that any entity, Contract, Permit, Intellectual Property, or other assets related to the operation of the Business, either currently existing or acquired after the Effective Date, is not transferred pursuant to this Agreement or requires further action on behalf of Seller to fully realize the rights and benefits associated with such entity, Contract, Permit, Intellectual Property, or other assets (together, the “Non-Transferred Assets”), then at the written request of Buyer or its Affiliate, Seller shall (or at the request of Buyer permit Buyer or its Affiliates to take such action in the name of Seller) take reasonable efforts to cause such Non-Transferred Assets to be transferred to Buyer and to cause all rights associated with such Non-Transferred Assets to be fully realized by Buyer for no additional consideration. Further, Seller shall enforce or cause to be enforced any and all obligations imposed on the counterparty to such Non-Transferred Assets, as applicable and as necessary to protect the rights associated with such Non-Transferred Assets and to enforce any rights and obligations in relation to any Non-Transferred Assets in order to permit Buyer or its Affiliates to enjoy the rights associated with such Non-Transferred Assets.

6.11       License Holders. In the sole discretion and at the request of Buyer in anticipation of a Closing or alternative to Closing pursuant to Section 2.4, Companies and their Subsidiaries shall assign, transfer and covey any of the Licenses or assets held by a Company or Subsidiary to another Company or Subsidiary prior to Closing or an alternative to Closing pursuant to Section 2.4 in a form and manner acceptable to Buyer

6.12       Further Assurances. At any time and from time to time following the First Closing, each Party covenants and agrees that, at the request of any other Party and without further consideration, it will provide, execute and/or deliver such documents or instruments, and take such actions, as the requesting Party or its counsel may reasonably deem necessary or desirable in order to consummate the Transactions or otherwise implement the provisions and purposes of this Agreement.

6.13       No Other Representations. Buyer acknowledges and agrees that, except as expressly given by Seller regarding Seller in ARTICLE 3 of this Agreement (the “Seller Contractual Obligations”) and by Seller regarding the Companies in ARTICLE 4 of this Agreement (the “Company Contractual Obligations”) (in each case as modified by the Disclosure Schedule hereto), neither Company Group nor Seller, respectively, nor any other Person makes or has made (or will be deemed to make or have made), nor has any Buyer Indemnified Party relied upon, any other representation or warranty, expressed or implied, at law or in equity, by statute or otherwise, with respect to Company Group, the Business, or Company Group’s assets, liabilities, operations, prospects, or condition (financial or otherwise). Except for the Company Contractual Obligations and Seller Contractual Obligations, Company Group and Seller, respectively, (directly and on behalf of all other Persons) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, omission, or information made, not made, communicated, or furnished to Buyer or any of its Affiliates. Without limiting the generality of the foregoing, except for any specific applicable Company Contractual Obligations and Seller Contractual Obligations, Buyer acknowledges and agrees that neither Company Group, Seller nor any of their respective Affiliates makes, has made, or will be deemed to make or have made (and each hereby expressly disclaims), nor has any Buyer Indemnified Party relied upon, any representation or warranty to Buyer or any of its Affiliates regarding any of the following: (i) merchantability or fitness of any assets for any particular purpose; (ii) the nature or extent of any liabilities; (iii) the prospects of the Business; (iv) the probable success or profitability of the Business; or (v) the accuracy or completeness of any confidential information provided to Buyer or its Affiliates via any “data rooms” or in any other form in connection with the transactions contemplated by this Agreement. The disclosure of any matter or item in any section of the Disclosure Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE 7

POST-SIGNING PROCESS; CONDITIONS TO CLOSING

7.1          Post-Signing Process. Following the execution of this Agreement, Parties shall take the following actions:

(a)	Buyer will or has, submitted prequalification applications to the MRA;

(b)           Seller shall cause such Cannabis Licenses as are required for the First Closing to and reach the Permit Reorganization threshold set forth in Section 2.3(viii) to be transferred to Thrive Enterprises;

(c)           the Parties shall effect the First Closing concurrently with the closing of the transactions contemplated by the Arrangement Agreement;

(d)           all Companies holding Cannabis Licenses not included in the Permit Reorganization, shall enter into a management services agreement with Buyer, substantially based on Buyer’s preferred form agreement (the “Bridge MSA”), to be agreed upon by the Parties and effective upon closing of the Arrangement Agreement, or, at the discretion of Buyer, maintain the existing management services agreements;

(e)           following closing of the Arrangement Agreement, Seller shall timely submit applications to transfer ownership of the remaining Cannabis Licenses that are not otherwise, directly or indirectly owned or controlled by Buyer, to Buyer; and

(f)	the Bridge MSA will continue in effect until terminated by its own terms.

7.2         Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (any or all of which may be waived by Buyer at or prior to each Closing):

(a)           Representations and Warranties. The representations and warranties set forth in ARTICLE 3 and ARTICLE 4 that are qualified by materiality shall be true and correct in all respects, and the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 that are not qualified by materiality shall be true and correct in all material respects, in each case as of each Closing (other than any representation and warranty that is made as of or through a specified date, which representation and warranty shall be true and correct in all respects, or true and correct in all material respects, as applicable, as of or through such specified date only), with respect to Seller and each applicable Company Group entity.

(b)           Covenants. Seller shall have complied with, performed and observed, in all material respects, each of the covenants and agreements set forth in this Agreement that were to be complied with, performed or observed by Seller prior to each Applicable Closing Date.

(c)           No Material Adverse Change. No Material Adverse Change shall have occurred since the date of this Agreement.

(d)           No Legal Restraints. All Permits required for the consummation of the transactions contemplated by this Agreement, including, but not limited to, all Permits from any Governmental Authority necessary to effectuate the change in ownership of an applicable Company Group entity, shall have been obtained (or made, in the case of filings), and no such Permit shall have been revoked, and all requisite waiting periods following filings with Governmental Authorities shall have expired with respect to such applicable Company Group entity. All Permits shall be current and valid and no Permit shall be expired. Except for Federal Cannabis Laws, no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that remains in effect that (i) has the effect of making the transactions contemplated by this Agreement illegal, (ii) otherwise restrains or prohibits the consummation of such transactions or (iii) would cause any of such transactions to be rescinded following each Closing. No Proceeding shall be pending or threatened in writing in which any adverse Order would (A) have the effect of making the transactions contemplated by this Agreement illegal, (B) otherwise restrain or prohibit the consummation of such transactions or (C) cause any of such transactions to be rescinded following each Closing.

7.3         Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (any or all of which may be waived by Seller at or prior to each Closing):

(a)           Representations and Warranties. The representations and warranties set forth in ARTICLE 5 shall be true and correct in all material respects as of each Closing.

(b)          Covenants. Buyer shall have complied with, performed and observed, in all material respects, each of the covenants and agreements set forth in this Agreement that were to be complied with, performed or observed by Buyer prior to each Closing.

(c)           No Legal Restraints. Except for Federal Cannabis Laws, no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that remains in effect that (i) has the effect of making the transactions contemplated by this Agreement illegal, (ii) otherwise restrains or prohibits the consummation of such transactions or (iii) would cause any of such transactions to be rescinded following each Closing. No Proceeding shall be pending or threatened in writing in which any adverse Order would (A) have the effect of making the transactions contemplated by this Agreement illegal, (B) otherwise restrain or prohibit the consummation of such transactions or (C) cause any of such transactions to be rescinded following each Closing.

ARTICLE 8

TERMINATION

8.1         Termination. Prior to the Final Closing and except with respect to any completed Closing, the Parties may terminate this Agreement in the circumstances and in the manner provided below:

(a)	The Parties may terminate this Agreement by written agreement of Buyer and Seller.

(b)          Buyer may terminate this Agreement if after the Effective Date, any Law (other than a Federal Cannabis Law) is enacted, made, enforced or amended, as applicable, that makes the consummation of the Transactions illegal or otherwise permanently prohibits or enjoins the Parties from consummating the Transactions, and such Law has, if applicable, become final and non-appealable, provided Buyer has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Transactions.

(c)           In the event that the Arrangement Agreement is terminated before the Final Closing (as defined thereunder) this Agreement shall automatically terminate on such date.

(d)           Buyer may terminate this Agreement with respect to any particular Company Group entity if any Governmental Authority denies any Permit which would prohibit the consummation of the Transaction with respect to such Company Group entity, including, but not limited to, any Permits necessary to change the ownership of a Company Group entity, such that the denial of the Permit would cause a Material Adverse Effect. For the avoidance of doubt, in the event that Buyer terminates this Agreement with respect to a particular Company, the Agreement shall continue to be in effect and valid and shall not be terminated with respect to any other Company Group entity.

8.2         Effect of Termination. Upon a valid termination of this Agreement pursuant to Section 8.1, there shall be no obligation on the part of any Party to consummate the transactions contemplated by this Agreement and this Agreement shall become void ab initio except that (a) the termination shall not relieve any Party from Liability for damages arising out of such Party’s Fraud or willful breach of this Agreement prior to such termination, (b) any Closing consummated prior to the termination shall be voidable upon the written agreement of the Parties, and such attributable Purchase Price paid prior to the Final Closing shall be returned to Buyer within three (3) days of such termination, and (c) Section 6.4 (Public Disclosure), this ARTICLE 8 (Termination), ARTICLE 12 (Miscellaneous) and the definitions in ARTICLE 1 (to the extent utilized in such other provisions) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1	Indemnification by the Parties.

(a)           Indemnification by Seller. Subject to the applicable limitations set forth in this ARTICLE 9, from and after the First Closing, Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”), including by reimbursement of Losses, from and against any and all Losses that any Buyer Indemnified Party may suffer or incur that arise out of, are caused by or result from any one or more of the following:

(i)           any breach or inaccuracy of any representation or warranty contained in ARTICLE 3 or ARTICLE 4 or the certificate delivered at a Closing pursuant to Section 2.3(c)(i) (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy);

(ii)          any breach or non-performance by Seller of any covenant, agreement, obligation or undertaking of Seller set forth in this Agreement;

(iii)	any matter set forth in Section 9.1(a)(iii) of the Disclosure Schedule; or

(iv)	Fraud.

(b)            Indemnification by Buyer. Subject to the applicable limitations set forth in this ARTICLE 9, from and after the First Closing, Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates and Representatives (collectively, the “Seller Indemnified Parties”), including by reimbursement of Losses, from and against any and all Losses that any Seller Indemnified Party may suffer or incur that arise out of, are caused by or result from any one or more of the following:

(i)           any breach or inaccuracy of any representation or warranty contained in ARTICLE 5 (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy); or

(ii)          any breach or non-performance by Buyer of any covenant, agreement, obligation or undertaking of Buyer set forth in this Agreement.

9.2         Materiality. With respect to any claim for indemnification under Section 9.1 relating to a breach of a representation and warranty that contains a materiality qualifier (including the words “material,” “in all material respects” and “Material Adverse Effect”), such materiality qualifier will be disregarded for purposes of determining the amount of the Losses arising out of such breach (but will not be disregarded for purposes of determining whether a breach of such representation and warranty has occurred), except that the use of “material” in Section 4.4(b), the use of “Material Adverse Change” in Section 4.5 and the use of materiality thresholds to define “Material Contract” will not be disregarded for any purpose.

9.3	Survival and Claim Deadlines; Liability Cap.

(a)           Representations and Warranties. The representations and warranties of the Parties set forth in this Agreement, and in any certificate delivered at a Closing pursuant to Section 2.3(c)(i), shall survive the applicable Closing and continue in full force and effect thereafter until the close of business on the day that is twelve (12) months after each respective Closing Date, at which time such representations and warranties shall expire and terminate; except that the Fundamental Representations shall survive the Final Closing and continue in full force and effect thereafter until the close of business on the three- (3) year anniversary of the Final Closing Date, at which time such representations and warranties shall expire and terminate.

(b)          Pre-Closing Covenants. The covenants, agreements, obligations and undertakings of the Parties set forth in Section 6.1 (Conduct of the Business), Section 6.2 (Action to Satisfy Closing Conditions), Section 6.4 (Access to Information) and Section 6.5 (Exclusivity) shall not survive the Final Closing and shall expire and terminate upon completion of the Final Closing (provided that claims for any breach of such covenants, agreements, obligations and undertakings occurring prior to the Final Closing may be brought during the period specified therefor in Section 9.3(d)(ii)).

(c)           Other Covenants. Each covenant, agreement, obligation and undertaking of the Parties set forth in this Agreement, other than those expiring at the Final Closing pursuant to Section 9.3(b), shall survive the Final Closing and continue in full force and effect thereafter for so long as it remains executory in nature, unless it specifies a term, in which case it shall survive for such specified term (provided that claims for any breach of such covenants, agreements, obligations and undertakings may be brought during the period specified therefor in Section 9.3(d)(iii)).

(d)          Claim Deadlines. No claim for indemnification pursuant to Section 9.1 may be made unless the Party seeking such indemnification (the “Indemnified Party”) delivers to the Party from which such indemnification is sought (the “Indemnifying Party”) a written notice or Claim Certificate with respect to such claim that complies with the requirements of Section 9.5(a), on or prior to the Claim Deadline for such claim. “Claim Deadline” means:

(i)           with respect to a claim based on the breach or inaccuracy of a representation and warranty, the date on which such representation and warranty expires pursuant to Section 9.3(a);

(ii)          with respect to a claim based on the breach or non-performance of a covenant, agreement, obligation or undertaking occurring prior to a Closing, the date that is ninety (90) days after the Applicable Closing Date;

(iii)         with respect to a claim based on the breach or non-performance of a covenant, agreement, obligation or undertaking occurring after a Closing, the date that is one hundred eighty (180) days after the date on which such breach occurred (or, if a continuing breach, the date on which such breach last occurred);

(iv)        with respect to a claim pursuant to Section 9.1(a)(iii), the date that is twelve (12) months after the applicable Closing Date; or

(v)         with respect to a claim based on Fraud, the date that is sixty (60) calendar days after the expiration of the applicable statute of limitations (including any extensions, tolling or mitigation thereof).

A claim for indemnification pursuant to Section 9.1 for which the requisite notice or Claim Certificate is given on or prior to the Claim Deadline applicable to such claim may be maintained until such claim is finally resolved in accordance with this ARTICLE 9. The Parties agree that the Claim Deadlines set forth herein are contractual limitations on the time within which claims for indemnification may be asserted pursuant to Section 9.1 and that such Claim Deadlines replace any statutes of limitations otherwise applicable to such claims.

(e)           Liability Cap.

(i)            The aggregate Liability for which a Seller shall be liable under this ARTICLE 9 shall not exceed the Purchase Price. Notwithstanding the forgoing, this Section 9.3(e) shall not mitigate, reduce or otherwise limit the obligations of the Gage Guarantee.

(ii)           The aggregate Liability for which an Buyer Indemnified Party shall be liable under this ARTICLE 9 shall not exceed the Purchase Price.

9.4	Procedure for Third-Party Claims.

(a)           Notice. If an Indemnified Party desires to make a claim against an Indemnifying Party in connection with any Proceeding made, asserted or initiated by any third party (including any Taxing Authority) (a “Third-Party Claim”), the Indemnified Party must promptly provide written notice to the Indemnifying Party of such Third-Party Claim, which notice shall describe in reasonable detail the nature of the Third-Party Claim and the basis for indemnification and be accompanied by a copy of all pleadings or other material documentation relating to such Third-Party Claim; provided, however, that the failure to promptly give such notice shall not relieve the Indemnifying Party of its obligations under this ARTICLE 9 except (i) to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby or (ii) as otherwise provided in Section 9.3(d).

(b)           Right to Defend. The Indemnified Party will have the right to assume the defense of any Third-Party Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party.

(c)           Defense by Indemnified Party. The Indemnified Party shall (i) confer with the Indemnifying Party as to the most cost-effective manner in which to defend such claim, (ii) use its reasonable efforts to minimize the cost of defending such claim and (iii) permit the Indemnifying Party to participate in the defense of such claim through separate co-counsel at its sole cost and expense. The Indemnifying Party will not enter into any settlement with respect to such Third-Party Claim without the written consent of the Indemnified Party (such consent not to be unreasonably withheld).

(d)          Cooperation. The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim and provide to the other party all material information reasonably requested by the other party relating to the defense of such claim.

9.5	Procedures for Assertion and Payment of Claims.

(a)           Claim Certificate. In connection with any claim for indemnification under Section 9.1, including any Losses attributable to resolved Third-Party Claims that are not paid by an Indemnifying Party directly to third parties, the Indemnified Party shall prepare and deliver to the Indemnifying Party a written certification that the Indemnified Party has paid or sustained Losses subject to indemnification by the Indemnifying Party pursuant to Section 9.1 (a “Claim Certificate”). A Claim Certificate shall (i) describe in reasonable detail the basis for indemnification (citing the relevant clause of Section 9.1, and any other provision of this Agreement on which such claim is based), (ii) state the amount of Losses paid or sustained by the Indemnified Party in connection with the matter and reasonable detail regarding the calculation thereof and (iii) state the amount of such Losses for which indemnification is sought (after giving effect to the limitations set forth in this ARTICLE 9).

(b)           Notice of Objection. If the Indemnifying Party does not object to the claim or claims made in a Claim Certificate by delivering a notice of objection (a “Notice of Objection”) to the Indemnified Party within thirty (30) days after delivery of the Claim Certificate, the claim or claims made in the Claim Certificate shall be deemed objected to and rejected by the Indemnifying Party.

(c)           Resolution of Objections. If the Indemnifying Party does timely object to any claim or claims made in a Claim Certificate by delivering a written Notice of Objection within thirty (30) days after delivery of the Claim Certificate, the Parties shall attempt to agree upon the rights of the respective parties with respect to each of such claims. If the Parties should so agree, a written memorandum setting forth such agreement shall be prepared and signed by the Parties and such memorandum, and the agreements contained therein, shall be final and binding on the Parties (and the other Indemnified Parties), and all other Persons having any interest therein.

(d)          Failure to Resolve Objections. If the Parties cannot agree upon the rights of the respective parties with respect to each of the claims in a Claim Certificate within thirty (30) days after delivery of the Notice of Objection (as such period may be extended by mutual agreement of the Parties), the Indemnified Party may seek mediation and arbitration of the disputed claims.

(e)           Entitlement to Indemnity. The Indemnified Party shall be entitled to receive payment for all amounts that the Indemnifying Party (i) has agreed in writing to reimburse, (ii) has been deemed to have agreed to reimburse pursuant to Section 9.5(b) (subject in all events to the limitations set forth in this ARTICLE 9), (iii) has been found responsible to pay pursuant to a written memorandum of agreement between the Parties pursuant to Section 9.5(c) or (iv) has been found liable to pay pursuant to a final, non-appealable arbitration award or Order of a court of competent jurisdiction issued or entered pursuant to a binding arbitration (each such amount, an “Indemnity Payment Obligation”).

(f)           Satisfaction of Indemnity Payment Obligations. Any Indemnity Payment Obligation owed by an Indemnifying Party to an Indemnified Party shall be satisfied promptly upon demand (but in any event within five (5) Business Days thereafter) by certified check or wire transfer of immediately available funds as the Indemnified Party may specify.

9.6          Waiver. Notwithstanding any other provision herein, Seller knowingly, willingly, irrevocably and expressly acknowledges and agrees that, from and after the First Closing, to the fullest extent permitted under applicable Law, any and all rights, remedies and Claims he may have against Buyer and its Non-Recourse Persons relating to the operation of Company Group or the Business, relating to the subject matter of this Agreement or relating to the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Final Closing), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.8, from and after the First Closing, no Proceeding will be brought, encouraged, supported or maintained by, or on behalf of, Seller and its Affiliates against Buyer or its respective Non-Recourse Persons, and no recourse will be sought or granted against Buyer or its Non-Recourse Persons, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Buyer set forth or contained in this Agreement (other than, and solely with respect to, any of the covenants in this Agreement that survive the Final Closing), the subject matter of this Agreement, the Transactions, the ownership, operation, management, use or control of the Business or the assets of Company Group, or any actions or omissions at, or prior to, the First Closing. Furthermore, without limiting the generality of this Section 9.8, from and after the First Closing, Seller will not be entitled to rescind this Agreement, and Seller knowingly, willingly, irrevocably and expressly waives any and all rights of rescission it may have in respect of any such matter. Seller knowingly, willingly, irrevocably and expressly agrees, to indemnify and hold harmless Buyer and its Non-Recourse Persons from and against, and in respect of, any and all Losses incurred by or on behalf of Buyer and its Non-Recourse Persons as a result of any such Proceeding brought or maintained by Seller and its Affiliates against Buyer and its Non-Recourse Persons in contravention of this Section 9.8.

ARTICLE 10

TAX MATTERS

10.1	Tax Returns.

(a)            Pre-Closing Tax Period Tax Returns. Seller shall cause each member of Company Group to prepare and timely file all Tax Returns required to be filed by such member of Company Group that are due on or before the Closing Date (taking into account any extensions), and timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Seller shall provide Buyer a copy of such Tax Returns for its review within a reasonable period of time prior to the date for filing. After the applicable Closing of a member of the Company Group, Buyer shall be responsible for the preparation and filing of all such Company Group’s Tax Returns that were not filed prior to such Closing.

(b)            Post-Closing Covenants. Except as required by applicable Law, without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, neither Buyer nor any Affiliate thereof (including the applicable Company Group entity after each Closing) shall (i) file, refile, amend or otherwise modify (or cause to be filed, refiled, amended or modified) any Tax Return of Company Group for any Pre-Closing Tax Period or any Straddle Period, (ii) extend, waive, cause to be extended or waived or permit Company Group to extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to any Company Group Tax Return for any Pre-Closing Tax Period or any Straddle Period, (iii) participate in any state voluntary disclosure or filing procedure for a Pre-Closing Tax Period in any jurisdiction where, prior to the date hereof, Company Group has not filed a Tax Return or (iv) make, change or revoke any election in respect of Taxes or Tax Returns of Company Group or change any method of Tax accounting for Company Group that has retroactive effect to any Pre-Closing Tax Period (or portion thereof), in each case, to the extent such action could reasonably be expected to have the effect of increasing the Tax liability of Seller or their Affiliates in respect of any Pre-Closing Tax Period or increasing the liability of Seller under this Agreement.

10.2        Transfer Taxes. Any Transfer Taxes that arise as a result of the consummation of the Transactions (and the expenses of preparing and filing Tax Returns relating thereto) shall be borne by Buyer. The Parties agree to cooperate with each other (a) to minimize any such Transfer Taxes to the extent legally permissible and (b) in the preparation, execution and filing of Tax Returns regarding any such Transfer Taxes. Each Party will use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

10.3        Tax Proceedings. Buyer shall be entitled to control in all respects (including any settlement or compromise thereof), and Seller shall be entitled to participate in, any Tax audit, examination, inquiry, assessment or other Proceeding relating to the Pre-Closing Tax Period or portion thereof with respect to any Tax Return of the Group Companies, provided, that Buyer shall not settle, compromise, appeal or abandon any such Proceeding without obtaining the prior written consent of Seller if such action could reasonably be expected to have the effect of increasing the Tax liability of Seller or its Affiliates in respect of any Pre-Closing Tax Period or increasing the liability of Seller under this Agreement.

10.4        Cooperation. Buyer and Seller shall, and shall cause its Affiliates, to cooperate fully, as and to the extent reasonably requested by the other Party or its applicable Affiliate, in connection with the preparation and filing of any Tax Return, and any Tax Proceeding with respect to Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 11

DISPUTE RESOLUTION AND REMEDIES

11.1        WAIVER OF JURY TRIAL. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues. THEREFORE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) AND AGREES THAT SUCH LITIGATION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. Each Party certifies and acknowledges that (a) no other Party has represented (and no Representative of any other Party has represented), expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) such Party understands and has considered the implications of such waiver, (c) such Party makes such waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this section. Any Party may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to a trial by jury.

11.2        GOVERNING LAW; DISPUTE RESOLUTION. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED AND ENFORCED UNDER THE LAWS OF NEW YORK AND THE FEDERAL LAWS OF THE UNITED STATES APPLICABLE THEREIN, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. THE PARTIES EXPRESSLY AGREE THAT THE RESOLUTION OF ANY DISPUTE CONCERNING THE ENFORCEMENT, BREACH, INTERPRETATION OR VALIDITY OF THIS AGREEMENT SHALL BE FINALLY SETTLED UNDER THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE BY ONE OR MORE ARBITRATORS APPOINTED IN ACCORDANCE WITH THE SAID RULES.

11.3         Exclusive Forum and Venue. EACH PARTY HEREBY IRREVOCABLY (A) CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK AND TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “DESIGNATED COURTS”), WITH RESPECT TO ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, (B) AGREES THAT ALL PROCEEDINGS BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE LITIGATED IN THE DESIGNATED COURTS, (C) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS WITH RESPECT TO THE DESIGNATED COURTS (I.E., THAT ANY PROCEEDING BROUGHT IN A DESIGNATED COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM), (D) AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED BY THE

DESIGNATED COURTS IN CONNECTION WITH THIS AGREEMENT AND (E) AGREES THAT ANY SUCH FINAL JUDGMENT MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY MAY SEEK AND OBTAIN EQUITABLE RELIEF AGAINST ANOTHER PARTY PURSUANT TO SECTION 11.4 FROM ANY OTHER STATE COURT HAVING PERSONAL JURISDICTION OVER SUCH OTHER PARTY.

11.4        Equitable Relief. Buyer and Seller each acknowledge and agree that the other would suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to determine, and therefore would not have an adequate remedy available at law if any of the provisions of this Agreement are not performed by such Party in accordance with their specific terms or are otherwise breached by such Party (other than a Party’s obligation to pay an amount of cash). Accordingly, notwithstanding any other provision of this Agreement, the Parties agree that each Party shall be entitled to seek and obtain specific performance, injunctive relief or other equitable remedies from any court of competent jurisdiction (without the necessity of posting bond therefor or establishing the inadequacy of monetary damages) as may be necessary or appropriate to enforce specifically the terms and provisions of this Agreement or to prevent or curtail any threatened or actual breach of this Agreement.

11.5        Other Remedies. The substantially prevailing party or parties in any Proceeding based upon, arising out of or relating to this Agreement shall be entitled to recover from the nonsubstantially prevailing party or parties its reasonable attorneys’ fees and other out-of-pocket expenses associated with such Proceeding as the trier of fact may determine is just and equitable, in addition to any other relief to which such party or parties may be entitled. The Parties agree that any and all rights and remedies provided in this Agreement are deemed exclusive of any other right or remedy that may now or hereafter be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. The rights and remedies provided by ARTICLE 9 and ARTICLE 11 shall be collectively exclusive of any other rights or remedies available to a Party against the other Party, in relation to any breach, default or nonperformance of any representation, warranty, covenant, agreement or undertaking made or entered into by such other Party pursuant to this Agreement.

11.6        Gage Guarantee. Gage unconditionally guarantees the obligations and due performance of all such obligations by Seller and Company Group (the “Gage Guarantee”). This Gage Guarantee is an independent obligation of Gage and, upon any default by Seller or any member of Company Group in the performance of its respective obligations under this Agreement, Buyer or any other Buyer Indemnified Party may proceed against Gage without proceeding against or joining Seller or any member of Company Group. The Gage Guarantee is absolute and unconditional, notwithstanding any amendment, supplementation or modification of this Agreement or any lack of enforceability of this Agreement against Seller or a member of Company Group as a result of the application of any of general enforceability exceptions. The Gage Guarantee is a continuing obligation and will remain in full force and effect until the First Closing. Gage hereby acknowledges that Buyer has entered into this Agreement in reliance on Gage’s execution and delivery of this Agreement for purposes of this Section 11.6. Gage acknowledges the provisions of Articles 11 and 12 and agrees to be bound thereby as if such provisions were set forth in full in this Section 11.6 mutatis mutandis, with each reference to “Party” or “Parties” therein including Gage in the definition of such term. Notwithstanding anything contained in this Agreement to the contrary, this Section 11.6 may not be amended, supplemented or modified except in a writing signed by the Parties and Gage.

ARTICLE 12

MISCELLANEOUS

12.1        Entire Agreement. The recitals to this Agreement are an integral part of this Agreement and shall be treated as substantive and not prefatory language. The exhibits and schedules identified in this Agreement are all incorporated by this reference into and made a part of this Agreement for all purposes. This Agreement (together with the Ancillary Documents) constitutes the final, exclusive and entire agreement and understanding between the Parties regarding the subject matter of this Agreement. All prior or contemporaneous representations, warranties, covenants, agreements, undertakings, understandings, course of dealing, negotiations and other communications (whether written or oral and whether express or implied) by, between or among the Parties (or any of their respective Representatives) that relate in any way to the subject matter of this Agreement are hereby merged into and replaced and superseded by this Agreement and the Ancillary Documents.

12.2        Amendments and Waivers. This Agreement and any of its provisions may be amended, modified or supplemented at any time and from time to time only by a written instrument executed by each Party. Any provision of this Agreement, any obligation to be performed under this Agreement and any breach or violation of, or default under, the terms of this Agreement may be waived (either generally or with respect to specific circumstances) at any time, and from time to time, only by a written instrument executed by each Party entitled to the benefit of such provision or performance or entitled to exercise rights or remedies in respect of such breach, violation or default, as applicable. No waiver in respect of this Agreement shall be implied (whether in connection with any prior matter, any continuing matter, any subsequent matter (whether or not of the same nature) or otherwise), including as a result of a Party failing to (or failing to promptly) (a) object to any breach or violation of, or default under, this Agreement, (b) demand or require compliance with or performance of this Agreement or (c) assert any right or remedy available under this Agreement. A waiver given with respect to specific circumstances shall be strictly construed and limited in its effect to only such circumstances and shall not be deemed to extend to, constitute a waiver of or otherwise affect any rights or remedies in respect of, any other matter not expressly described therein, whether or not of the same nature and whether occurring before, contemporaneously with or after the circumstances for which the express waiver was given.

12.3        Assignment. Seller may not assign, delegate or otherwise transfer, in whole or in part, this Agreement or any of its rights, interests, duties, obligations or liabilities under this Agreement (collectively, “Assign” and the act thereof, an “Assignment”), without the prior written consent of the other Party. Buyer may unilaterally assign, delegate or otherwise transfer, in whole or in part, this Agreement or any of its rights, interests, duties, obligations or liabilities under this Agreement to an Affiliate with notice to Seller and Gage of such Assignment. Any Assignment (or attempted or purported Assignment) in violation of this section shall be null and void.

12.4        Parties in Interest. This Agreement and its provisions shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon, or be enforceable by, any other Person, except that TerrAscend Corp. and its Affiliates shall be an express third party beneficiary of this Agreement.

12.5        Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear all expenses (including fees and disbursements of legal counsel, accountants, financial advisors and other professional advisors) incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Documents, the performance of its respective obligations hereunder and thereunder and the consummation of the Transactions, regardless of whether the Transactions are consummated.

12.6         Notices. All notices, requests, demands, claims and other communications under this Agreement shall be made in writing and shall be deemed to be given (a) when delivered, if personally delivered, (b) when receipt is confirmed by nonautomated means, if sent by electronic mail (with hard copy to follow by first class mail (postage prepaid) or overnight courier) or (c) on the next Business Day after deposited with a reputable overnight courier, in each case addressed to the intended recipient as set forth below (or at such other address as the recipient shall have specified in a notice given in accordance with this section):

If to Buyer:

WDB Holdings MI, Inc.

14 Murray Street, Box 176

New York, NY 10007, United States

Attention: [***]

E-mail: [***]

TerrAscend Corp.

14 Murray Street, Box 176

New York, NY 10007, United States

Attention: [***]

E-mail: [***]

With a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP

222 Bay Street – Suite 3000

P.O. Box 53

Toronto, ON M5K 1E7

Attention: [***]

Telephone: [***]

E-mail: [***]

If to Seller:

[***]

[***]

[***]

[***]

With a copy to (which shall not constitute notice):

Dickinson Wright PLLC

150 E. Gay Street, Suite 2400

Columbus OH 43215

Attn: [***]

Telephone: [***]

Email: [***]

EACH PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS (INCLUDING ANY SUMMONS, NOTICE OR OTHER DOCUMENT) IN ANY PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT BY CERTIFIED OR REGISTERED MAIL IN THE UNITED STATES TO SUCH PARTY’S ADDRESS SET FORTH ABOVE (OR AT SUCH OTHER ADDRESS AS THE RECIPIENT SHALL HAVE SPECIFIED IN A NOTICE GIVEN IN ACCORDANCE WITH THIS SECTION), WITHOUT PREJUDICE TO THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.7        Severability. Each provision of this Agreement shall be interpreted in such a manner as to give effect to the original written intent of the Parties to the greatest extent possible consistent with being valid and enforceable under applicable law. If, notwithstanding the foregoing, a court of competent jurisdiction determines that any provision of this Agreement (or any term, element or item thereof) is invalid, illegal, void or otherwise unenforceable, in whole or in part (including as and when applied to specific Persons or in particular circumstances), such court shall have the authority to reform, redraft, blue pencil or otherwise modify the unenforceable provision (including by deleting or replacing specific words or phrases or reducing the scope, duration or geographic area covered by the provision) so that this Agreement, as so modified, gives effect to the original written intent of the Parties to the greatest extent possible consistent with being valid and enforceable under applicable law and, as to each jurisdiction that is subject to the court’s determination, this Agreement shall be enforced as so modified after the court’s determination has become final pursuant to a non-appealable judgment or order. If the unenforceability of any provision cannot be cured as provided in the foregoing sentence, then, as to each jurisdiction that is subject to the court’s determination, such unenforceable provision shall be severed from this Agreement at the time the court’s determination has become final pursuant to a non-appealable judgment or order and the remaining provisions of this Agreement shall thereafter continue in full force and effect, it being stipulated and declared to be the intention of the Parties that they would have executed the remaining provisions of this Agreement without including any such provision that may be hereafter declared to be (in whole or in part) invalid, illegal, void or otherwise unenforceable. Without limiting the foregoing, any provision of this Agreement that is determined to be invalid, illegal, void or otherwise unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction or the validity or enforceability of the offending term or provision in any other jurisdiction.

12.8        No Strict Construction. Each Party has entered into this Agreement with the benefit of legal representation and the language used in this Agreement is the language chosen by the Parties to express their mutual intent. This Agreement shall be construed and interpreted as if drafted jointly by the Parties and any rule of construction or interpretation to the effect that any ambiguities in an agreement are to be resolved against the drafter, or any similar rule operating against the drafter of an agreement or of any provision, shall not be applicable to the construction or interpretation of this Agreement or any of its provisions.

12.9        Time; Days. Time is of the essence for each and every provision of this Agreement. Any reference in this Agreement to a number of days shall be deemed to refer to calendar days unless Business Days are specified. A period of days shall be counted from the day immediately following the date from which such number of days is to be counted. If any time period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period shall be extended automatically to the Business Day immediately following such day. Any notice required to be given or action required to be taken on or before a specified Business Day must be given or taken prior to 5:00 p.m., Eastern Time, on such Business Day.

12.10      Opportunity to Consult with Counsel. Seller acknowledges that he had an opportunity to consult with and be represented by counsel and accountants of his own choosing in the review of this Agreement, that he have been advised by Buyer to do so, that Seller is fully aware of the contents of the Agreement and of its legal and financial effects, that the preceding paragraphs recite the sole consideration for this Agreement, and that Seller enters into this Agreement freely, without duress or coercion, and based on his own judgment and wishes and not in reliance upon any representation or promise made by Buyer, other than those contained herein.

12.11      Drafting Conventions. The article, section and subsection headings contained in this Agreement are included for convenience only and shall not affect in any way the meaning, construction or interpretation of this Agreement or any of its provisions. As used in this Agreement, unless otherwise expressly provided herein or a clear contrary intention appears: (a) each word using the singular number shall also be deemed to refer to the plural number, and vice versa, as appropriate in the context of its usage; (b) each masculine, feminine or gender-neutral word shall apply comparably to Persons of each gender and to Persons without gender as appropriate in the context of its usage; (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and shall not limit the words or terms preceding such word; (d) “hereof,” “herein,” “hereunder,” “hereby,” “hereto” and similar words refer to this Agreement as a whole and not to any particular article, section or other portion of this Agreement; (e) “Article,” “Section,” “Schedule” and “Exhibit” (when followed by one or more numbers and letters) refer to the specified article or section of, or schedule or exhibit to, this Agreement; (f) “dollars” and “$” refer to United States dollars (and all payments to be made pursuant to this Agreement shall be made in United States dollars); (g) reference to any Person includes such Person’s heirs, executors, personal representatives, successors and permitted assigns, as applicable; (h) reference to any Contract shall be deemed to refer to such Contract as amended, supplemented or otherwise modified in accordance with its terms and in effect from time to time and shall include all schedules, exhibits, addenda or other attachments forming a part thereof; and (i) reference to any Law shall be deemed to refer to such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect at the relevant time and shall include all rules and regulations promulgated thereunder.

12.12      Counterparts and Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument. This Agreement and each Ancillary Document may be executed through the exchange of signature pages transmitted by electronic means (including in portable document format (PDF) transmitted by electronic mail) provided that such signature pages are capable of being rendered in physical form. Any signature page so transmitted shall constitute an original signature page and shall be binding on the signatory and have the same legal effect for all purposes as though it were manually signed.

*  *  *  *  *

{Remainder of Page Left Intentionally Blank;

Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the date first above written.

BUYER:

WDB HOLDINGS MI, INC., a Delaware corporation

By:	/s/ Keith Stauffer
Name:	Keith Stauffer
Title:	Chief Financial Officer

SELLER:

[***]

/s/ [***]
[***]

COMPANIES:

3 STATE PARK, LLC, a Michigan limited liability company

By:	/s/ [***]
Name:	[***]
Title:	Sole Member

AEY THRIVE, LLC, a Michigan limited liability company

By:	/s/ [***]
Name:	[***]
Title:	Sole Member

AEY HOLDINGS, LLC, a Michigan limited liability company

By:	/s/ [***]
Name:	[***]
Title:	Sole Member

{Signature Page to Membership Interest Purchase Agreement}

AEY CAPITAL, LLC, a Michigan limited liability company

By:	/s/ [***]
Name:	[***]
Title:	Sole Member

For the limited purpose of Sections 2.3(c)(vii) and 11.6:

GAGE

GAGE GROWTH CORP., a Canadian corporation

By:	/s/ [***]
Name:	[***]
Title:	Chief Executive Officer

{Signature Page to Membership Interest Purchase Agreement}

SCHEDULE I

CLOSING STATEMENT

{Closing Statement to Membership Interest Purchase Agreement}

DISCLOSURE SCHEDULE

{To be attached prior to a Closing and the cumulative set attached at the Final Closing}

{Disclosure Schedule Cover Page to Membership Interest Purchase Agreement}

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

{See Attached}

{Exhibit Cover Page to Membership Interest Purchase Agreement}

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of this [·] day of [·], 2021, by and between [***], an individual resident of the State of Michigan (“Assignor”), and WDB Holdings MI, Inc., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, Assignor holds one-hundred percent (100%) of the issued and outstanding membership interests of [·], a [·] (the “Company”).

WHEREAS, Assignor and Assignee are party to that certain Membership Interest Purchase Agreement dated as of [·], 2021 (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell and assign, and Assignee has agreed to purchase and assume, all of the membership interests of the Company held by Assignor (the “Purchased Securities”) in accordance with the Purchase Agreement; and

WHEREAS, to effect the sale and purchase of the Purchased Securities as contemplated by the Purchase Agreement, Assignor and Assignee are executing and delivering this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Assignor and Assignee hereby agree as follows:

AGREEMENT

1.	Assignment. Subject to the terms and conditions of the Purchase Agreement, Assignor hereby sells, assigns, transfers, conveys and delivers unto Assignee all of Assignor’s right, title and interest in and to the Purchased Securities free and clear of all Encumbrances (as defined in the Purchase Agreement), and Assignee hereby purchases, acquires and accepts the Purchased Securities free and clear of all Encumbrances.

2.	Conflict of Terms. This Assignment is delivered pursuant to and is subject to the terms of the Purchase Agreement. Nothing contained in this Assignment shall in any way supersede, modify, replace, amend, change, rescind, expand, exceed, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, or in general, any rights, remedies or obligations of Assignee or Assignor set forth in the Purchase Agreement. In the event of any conflict or ambiguity between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall govern and prevail, and any such provision in this Assignment shall be deemed to be amended to the extent necessary to eliminate any such conflict, inconsistency, ambiguity or difference.

3.	Counterparts; Electronic Delivery. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. This Assignment may be delivered by email or PDF signature(s).

4.	Further Assurances. The Parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Assignment. Without limiting the foregoing, Assignor agrees to execute, acknowledge and deliver to Assignee all such other additional instruments, notices and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively sell, assign and transfer to Assignee the Purchased Securities.

5.	Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s laws. Any disputes arising out of or relating to this Assignment shall be resolved in accordance with the provisions of the Purchase Agreement.

6.	Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the date first written above.

[***]

By:

Printed Name:

WDB HOLDINGS MI, INC.,

a Delaware corporation

By:

Printed Name:

Title:

EXHIBIT B

FORM OF BILL OF SALE AND ASSIGNMENT AGREEMENT

{See Attached}

BILL OF SALE AND

ASSIGNMENT AGREEMENT

This Bill of Sale and Assignment Agreement (this “Agreement”), dated as of __________ __, 2021, is by and between, on the one hand, WDB Holdings MI, Inc. (“Assignee”), and, on the other hand, [***], an individual resident of the State of Michigan (the “Assignor”).

PRELIMINARY STATEMENTS

Pursuant to the Membership Interest Purchase Agreement, dated as of ___________ ___, 2021, by and between Assignee and Assignor (the “Purchase Agreement”), on the Applicable Closing Date, Assignor has agreed to sell, assign, transfer, convey, and deliver to Assignee, and Assignee has agreed to purchase and acquire from Assignor, all of Assignor’s right, title, and interest in and to certain Acquired Assets (as defined below) and certain Acquired Contracts and Permits (as defined below), upon the terms and subject to the conditions set forth in the Purchase Agreement.

AGREEMENT

In consideration of the recitals and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor and Assignee, and subject to the terms and conditions of the Purchase Agreement, the parties hereto agree as follows:

1.	Capitalized Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. The Preamble and Preliminary Statements hereof are incorporated by reference into and made a part of this Agreement.

2.	Bill of Sale of Acquired Assets. Effective upon execution of this Agreement, Assignor hereby sells, conveys, delivers, transfers and assigns to Assignee and its successors and assigns, to have and hold forever, all of Seller’s right, title and interest in, to and under all of the assets set forth on Attachment A (the “Acquired Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances).

3.	Assignment and Assumption. Assignor hereby assigns, conveys and delivers to Assignee (the “Assignment”), all of Assignor’s right, title, and interest in and to the contracts and permits set forth on Attachment B (the “Acquired Contracts and Permits”), and by execution hereof, Assignee hereby accepts such assignment, assumes Assignor’s interest in and to the Acquired Contracts and Permits, and agrees to perform and observe all of the covenants, terms, obligations, promises, agreements and conditions therein contained on Assignor’s part to be performed and observed, from and after the date of this Agreement. In connection with the Assignment, Assignee hereby assumes and agrees to pay, perform and discharge, as and when due, all liabilities arising from the Acquired Contracts and Permits, subject, in all cases, to the terms and conditions set forth in the Purchase Agreement.

4.	No Effect on Purchase Agreement. Notwithstanding any other provision of this Agreement, nothing contained herein, express or implied, shall in any way supersede, modify, expand, limit, replace, amend, change, rescind, waive, or otherwise affect any of the provisions of the Purchase Agreement, including, but not limited to, any representations, warranties, covenants, agreements, or indemnities of Assignor or Assignee. To the extent that any provision of this Agreement conflicts with or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

5.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns.

6.	No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other Person.

7.	Amendment. This Agreement may not be amended, supplemented, or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

8.	Governing Law; Consent to Jurisdiction. This Agreement and all claims and disputes arising hereunder or related to this Agreement, the transactions contemplated hereby or the conduct of any party in connection therewith shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of law that would apply any other law.

9.	Invalid Provisions. If any provision of this Agreement is held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way, and in such event, the parties agree to negotiate in good faith to replace such invalid, illegal, and unenforceable provision with a valid, legal, and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business, and other purposes of such invalid, illegal, or unenforceable provision.

10.	Headings. The headings contained in this Agreement are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall,” “will,” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.

11.	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission in portable document format (PDF) or .tiff format that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

Assignor and Assignee have duly executed this Bill of Sale and Assignment Agreement as of the date first above written.

ASSIGNOR:

[***]

By:

Printed Name:

ASSIGNEE:

WDB HOLDINGS MI, INC.,
a Delaware corporation

By:

Name:

Title:

ATTACHMENT A

to Bill of Sale and Assignment Agreement

Acquired Assets

{To be completed prior to execution of Bill of Sale and Assignment Agreement}

ATTACHMENT B

to Bill of Sale and Assignment Agreement

Acquired Contracts and Permits

{To be completed prior to execution of Bill of Sale and Assignment Agreement}